Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-217200

Prospectus Supplement to Prospectus dated April 27, 2017

US$25,000,000,000

Senior Medium-Term Notes, Series E

Terms of Sale

We may from time to time offer and sell notes with various terms, including the following:

•	fixed or floating interest rate, zero-coupon or issued with original issue discount; a floating interest rate may be based on:

•	commercial paper rate

•	U.S. prime rate

•	LIBOR

•	EURIBOR

•	treasury rate

•	CMT rate

•	CMS rate

•	CPI rate

•	federal funds rate

•	ranked as senior indebtedness of Bank of Montreal

•	maturity payment or interest may be determined by reference to the performance, price, level or value of one or more of the following:

•	securities of one or more issuers, including debt or equity securities of a third party;

•	one or more currencies;
•	one or more formulas;

•	one or more commodities;

•	any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance; or

•	one or more indices or baskets of the items described above

•	book-entry form through The Depository Trust Company, Euroclear, Clearstream or any other clearing system or financial institution named in the relevant pricing supplement

•	redemption at the option of the Bank or repayment at the option of the holder

•	interest paid monthly, quarterly, semi-annually or annually

•	denominations of at least $1,000 and integral multiples of $1,000

•	denominated in U.S. dollars, a currency other than U.S. dollars or in a composite currency

•	settlement in immediately available funds or by physical delivery

The final terms of each note will be included in a pricing supplement and, if applicable, a product supplement. The notes will be issued at 100% of their principal amount unless otherwise specified in the relevant pricing supplement. We will receive between 92% and 100% of the aggregate proceeds from the sale of the notes, after paying the agents’ commissions of between 0% and 8% of the aggregate proceeds. See “Supplemental Plan of Distribution (Conflicts of Interest)” beginning on page S-47 for additional information about the agents’ commissions. The aggregate principal amount of the notes is subject to reduction as a result of the Bank’s sale of other securities pursuant to a separate prospectus supplement to the accompanying prospectus.

See “Risk Factors” beginning on page S-1 to read about factors you should consider before investing in any notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

These notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

Notes that are bail-inable notes (as defined herein) are subject to conversion in whole or in part — by means of a transaction or series of transactions and in one or more steps — into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”) and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the bail-inable notes.

We may sell the notes directly or through one or more agents or dealers, including the agent listed below. The agents are not required to sell any particular amount of the notes.

We may use this prospectus supplement in the initial sale of any notes. In addition, we or any of our affiliates, including BMO Capital Markets Corp., may use this prospectus supplement in a market-making or other transaction in any note after its initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale or pricing supplement, this prospectus supplement and the accompanying prospectus are being used in a market-making transaction.

The date of this prospectus supplement is September 23, 2018.

Prospectus Supplement

About This Prospectus Supplement	S-1
Risk Factors	S-1
Use of Proceeds	S-12
Description of the Notes We May Offer	S-12
Certain Income Tax Consequences	S-44
Supplemental Plan of Distribution (Conflicts of Interest)	S-47
Documents Filed as Part of the Registration Statement	S-49

Prospectus

About This Prospectus	1
Presentation of Financial Information	3
Caution Regarding Forward-Looking Statements	4
Where You Can Find More Information	5
Incorporation of Certain Information by Reference	6
Risk Factors	8
Bank of Montreal	9
Consolidated Capitalization of the Bank	12
Consolidated Earnings Ratios	13
Comparative Per Share Market Price	14
Use of Proceeds	15
Description of Common Shares and Preferred Shares	16
Description of Debt Securities We May Offer	25
United States Federal Income Taxation	43
Canadian Taxation	56
Employee Retirement Income Security Act	59
Plan of Distribution (Conflicts of Interest)	61
Limitations on Enforcement of U.S. Laws Against the Bank, Our Management and Others	64
Validity of the Securities	64
Experts	65
Other Expenses of Issuance and Distribution	65

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement, the accompanying prospectus and, if applicable, a product supplement, provide you with a general description of the notes we may offer. Each time we sell notes we will provide a pricing supplement containing specific information about the terms of the notes being offered. Each pricing supplement or product supplement may include a discussion of any risk factors or other special considerations that apply to those notes. The pricing supplement or any product supplement may also add, update or change the information in this prospectus supplement. If there is any inconsistency between the information in this prospectus supplement and any pricing supplement or any product supplement, you should rely on the information in that pricing supplement or product supplement, whichever is most recent.

RISK FACTORS

An investment in the notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus and the categories of risks identified and discussed in the management’s discussion and analysis of financial condition and results of operations included in our Annual Report on Form 40-F for the fiscal year ended October 31, 2017. You should carefully consider whether the notes are suited to your particular circumstances. This section describes the most significant risks relating to the terms of the notes. We urge you to read the following information about these risks, together with the other information in this prospectus supplement, the accompanying prospectus, any applicable product supplement and the relevant pricing supplement, before investing in the notes.

General Risks Relating to the Notes

Our Credit Ratings May Not Reflect All Risks of an Investment in the Notes

The credit ratings of our medium-term note program may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, your notes. In addition, real or anticipated changes in our credit ratings will generally affect any trading market for, or trading value of, your notes.

An Investment in the Notes Is Subject to Our Credit Risk

An investment in the notes is subject to the credit risk of Bank of Montreal, and the actual or perceived creditworthiness of Bank of Montreal may affect the market value of the notes.

Notes Offered Under This Prospectus May Not Be Conventional Debt Securities

Notes offered under this prospectus may not be conventional debt securities. If specified in the relevant pricing supplement or product supplement, the notes may provide no assurance that any of the principal amount of the notes will be paid at or before maturity. In addition, the notes may not provide holders with a return or income stream prior to maturity calculated by reference to a fixed or floating rate of interest determinable prior to maturity. The notes, unlike traditional debt obligations of a Canadian chartered bank, may be speculative or uncertain in that they could produce no return on a holder’s original investment or not repay any principal amount at or before maturity. Prospective purchasers are directed to the relevant pricing supplement and, if applicable, product supplement for the specific terms of the relevant securities, including any risk factors set out therein.

There May Be No Market through which the Notes May Be Sold

Unless otherwise specified in the relevant pricing supplement or product supplement, there may be no market through which the notes may be sold and holders may not be able to sell notes. This may affect the pricing of the notes in the secondary market, the transparency and availability of trading prices, the liquidity of the notes, and the extent of issuer regulation.

The Notes Are Not Covered By Deposit Insurance

The notes will not constitute savings accounts, deposits or other obligations that are insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency or under the Canada Deposit Insurance Corporation Act, the Bank Act (Canada) or any other deposit insurance regime designed to ensure the payment of all or a portion of a deposit upon the insolvency of the deposit taking financial institution. Therefore, you will not be entitled to insurance from the Federal Deposit Insurance Corporation or the Canada Deposit Insurance Corporation or other such protection, and as a result, you could lose all or a portion of your investment.

The Notes Will Be Subject to Risks, Including Non-payment In Full or, in the Case of Bail-inable Notes, Conversion in Whole or in Part — By Means of a Transaction or Series of Transactions and in One or More Steps — Into Common Shares of the Bank or Any of its Affiliates, Under Canadian Bank Resolution Powers

Under Canadian bank resolution powers, the Canada Deposit Insurance Corporation (“CDIC”) may, in circumstances where the Bank has ceased, or is about to cease, to be viable, assume temporary control or ownership of the Bank and may be granted broad powers by one or more orders of the Governor in Council (Canada), each of which we refer to as an “Order,” including the power to sell or dispose of all or a part of the assets of the Bank, and the power to carry out or cause the Bank to carry out a transaction or a series of transactions the purpose of which is to restructure the business of the Bank. As part of the Canadian bank resolution powers, certain provisions of, and regulations under, the Bank Act (Canada) (the “Bank Act”), the CDIC Act and certain other Canadian federal statutes pertaining to banks, which we refer to collectively as the “bail-in regime,” provide for a bank recapitalization regime for banks designated by the Superintendent of Financial Institutions (Canada) (the “Superintendent”) as domestic systemically important banks, which include the Bank. We refer to those domestic systemically important banks as “D-SIBs.” See “Description of the Notes We May Offer — Canadian Bank Resolution Powers” for a description of the Canadian bank resolution powers, including the bail-in regime.

If the CDIC were to take action under the Canadian bank resolution powers with respect to the Bank, this could result in holders or beneficial owners of the notes being exposed to losses and, in the case of bail-inable notes, conversion of the notes in whole or in part — by means of a transaction or series of transactions and in one or more steps — into common shares of the Bank or any of its affiliates, which we refer to as a “bail-in conversion.” Subject to certain exceptions discussed under “Description of the Notes We May Offer — Canadian Bank Resolution Powers,” including for certain structured notes, senior debt issued on or after September 23, 2018, with an initial or amended term to maturity (including explicit or embedded options) greater than 400 days, that is unsecured or partially secured and that has been assigned a CUSIP or ISIN or similar identification number, is subject to bail-in conversion. We refer to notes that are subject to bail-in conversion as “bail-inable notes.”

Upon a bail-in conversion, if your bail-inable notes or any portion thereof are converted into common shares of the Bank or any of its affiliates, you will be obligated to accept those common shares, even if you do not at the time consider the common shares to be an appropriate investment for you, and despite any change in the Bank or any of its affiliates, or the fact that the common shares may be issued by an affiliate of the Bank, or any disruption to or lack of a market for the common shares or disruption to capital markets generally.

As a result, you should consider the risk that you may lose all of your investment, including the principal amount plus any accrued interest, if the CDIC were to take action under the Canadian bank resolution powers, including the bail-in regime, and that any remaining outstanding notes, or common shares of the Bank or any of its affiliates into which bail-inable notes are converted, may be of little value at the time of a bail-in conversion and thereafter.

The Indenture Will Provide Only Limited Acceleration and Enforcement Rights for the Notes and Includes Other Provisions Intended to Qualify Bail-inable Notes as TLAC

In connection with the bail-in regime, the Office of the Superintendent of Financial Institutions’ (“OSFI”) guideline (the “TLAC Guideline”) on Total Loss Absorbing Capacity (“TLAC”) applies to and establishes standards for D-SIBs, including the Bank. Under the TLAC Guideline, beginning November 1, 2021, the Bank is required to maintain a minimum capacity to absorb losses composed of unsecured external long-term debt that meets the prescribed criteria or regulatory capital instruments to support recapitalization in the event of a failure. Bail-inable notes and regulatory capital instruments that meet certain prescribed criteria, which are discussed under “Description of the Notes We May Offer — Canadian Bank Resolution Powers,” will constitute TLAC of the Bank.

In order to comply with the TLAC Guideline, our indenture under which the notes may be issued provides that, for any notes of a series issued on or after September 23, 2018 (including notes that are not subject to bail-in conversion), acceleration will only be permitted (i) if we default in the payment of the principal of, or interest on, any note of that series and, in each case, the default continues for a period of 30 business days, or (ii) certain bankruptcy, insolvency or reorganization events occur.

Holders and beneficial owners of bail-inable notes may only exercise, or direct the exercise of, the rights described in the accompanying prospectus under “Description of Debt Securities — Events of Default — Remedies If an Event of Default Occurs” where an Order has not been made under Canadian bank resolution powers pursuant to subsection 39.13(1) of the CDIC Act in respect of the Bank. Notwithstanding the exercise of those rights, bail-inable notes will continue to be subject to bail-in conversion until repaid in full.

The indenture also provides that holders or beneficial owners of bail-inable notes will not be entitled to exercise, or direct the exercise of, any set-off or netting rights with respect to bail-inable notes. In addition, where an amendment, modification or other variance that can be made to the indenture or the bail-inable notes as described in the accompanying prospectus under “Description of Debt Securities — Modification and Waiver of the Debt Securities” would affect the recognition of those bail-inable notes by the Superintendent as TLAC, that amendment, modification or variance will require the prior approval of the Superintendent.

The Circumstances Surrounding a Bail-in Conversion Are Unpredictable and Can Be Expected To Have an Adverse Effect on the Market Price of Bail-inable Notes

The decision as to whether the Bank has ceased, or is about to cease, to be viable is a subjective determination by the Superintendent that is outside the control of the Bank. Upon a bail-in conversion, the interests of depositors and holders of liabilities and securities of the Bank that are not converted will effectively all rank in priority to the portion of bail-inable notes that are converted. In addition, except as provided for under the compensation process, the rights of holders in respect of the bail-inable notes that have been converted will rank on parity with other holders of common shares of the Bank (or, as applicable, common shares of the affiliate whose common shares are issued on the bail-in conversion).

There is no limitation on the type of Order that may be made where it has been determined that the Bank has ceased, or is about to cease, to be viable. As a result, you may be exposed to losses through the use of Canadian bank resolution powers other than bail-in conversion or in liquidation. See “The Notes Will Be Subject to Risks, Including Non-payment In Full or, in the Case of Bail-inable Notes, Conversion in Whole or in Part — By Means of a Transaction or Series of Transactions and in One or More Steps — Into Common Shares of the Bank or Any of its Affiliates, Under Canadian Bank Resolution Powers.” above.

Because of the uncertainty regarding when and whether an Order will be made and the type of Order that may be made, it will be difficult to predict when, if at all, bail-inable notes could be converted into common shares of the Bank or any of its affiliates, and there is not likely to be any advance notice of an Order. As a result of this uncertainty, trading behavior in respect of the bail-inable notes may not follow trading behavior associated with convertible or exchangeable securities or, in circumstances where the Bank is trending towards ceasing to be viable, other senior debt. Any indication, whether real or perceived, that the Bank is trending towards ceasing to be viable can be expected to have an adverse effect on the market price of the bail-inable notes, whether or not the Bank has ceased, or is about to cease, to be viable. Therefore, in those circumstances, you may not be able to sell your bail-inable notes easily or at prices comparable to those of senior debt securities not subject to bail-in conversion.

The Number of Common Shares to be Issued In Connection With, and the Number of Common Shares That Will Be Outstanding Following, a Bail-in Conversion are Unknown. It Is Also Unknown Whether the Shares To Be Issued Will Be Those of the Bank or One of Its Affiliates

Under the bail-in regime there is no fixed and pre-determined contractual conversion ratio for the conversion of the bail-inable notes, or other shares or liabilities of the Bank that are subject to a bail-in conversion, into common shares of the Bank or any of its affiliates, nor are there specific requirements regarding whether liabilities subject to a bail-in conversion are converted into common shares of the Bank or any of its affiliates. CDIC determines the timing of the bail-in conversion, the portion of bail-inable shares and liabilities to be converted and the terms and conditions of the conversion, subject to parameters set out in the bail-in regime, which are discussed under “Description of the Notes We May Offer — Canadian Bank Resolution Powers.”

As a result, it is not possible to anticipate the potential number of common shares of the Bank or its affiliates that would be issued in respect of any bail-inable note converted in a bail-in conversion, the aggregate number of such common shares that will be outstanding following the bail-in conversion, the effect of dilution on the common shares received from other issuances under or in connection with an Order or related actions in respect of the Bank or its affiliates or the value of any common shares you may receive for your converted bail-inable notes, which could be significantly less than the principal amount of those bail-inable notes. It is also not possible to anticipate whether shares of the Bank or shares of its affiliates would be issued in a bail-in conversion. There may be an illiquid market, or no market at all, in the common shares issued upon a bail-in conversion and you may not be able to sell those common shares at a price equal to the value of your converted bail-inable notes and as a result may suffer significant losses that may not be offset by compensation, if any, received as part of the compensation process. Fluctuations in exchange rates may exacerbate those losses.

By Acquiring Bail-inable Notes, You Are Deemed to Agree to be Bound by a Bail-in Conversion and So Will Have No Further Rights in Respect of Bail-inable Notes That Are Converted in a Bail-in Conversion Other Than Those Provided Under the Bail-in Regime. Any Potential Compensation to be Provided Through the Compensation Process Under the CDIC Act is Unknown

The CDIC Act provides for a compensation process for holders of bail-inable notes who immediately prior to the making of an Order, directly or through an intermediary, own bail-inable notes that are converted in a bail-in conversion. Given the considerations involved in determining the amount of compensation, if any, that a holder that held bail-inable notes may be entitled to following an Order, it is not possible to anticipate what, if any, compensation would be payable in such circumstances. By acquiring an interest in any bail-inable note, you are deemed to agree to be bound by a bail-in conversion and so will have no further rights in respect of your bail-inable notes to the extent those bail-inable notes are converted in a bail-in conversion other than those provided under the bail-in regime. See “Description of the Notes We May Offer — Canadian Bank Resolution Powers” in this prospectus supplement for a description of the compensation process under the CDIC Act.

Following a Bail-in Conversion, Holders or Beneficial Owners That Held Bail-inable Notes That Have Been Converted Will No Longer Have Rights Against the Bank as Creditors

Upon a bail-in conversion, the rights, terms and conditions of the portion of bail-inable notes that are converted, including with respect to priority and rights on liquidation, will no longer apply as the portion of converted bail-inable notes will have been converted on a full and permanent basis into common shares of the Bank or any of its affiliates ranking on parity with all other outstanding common shares of that entity. If a bail-in conversion occurs, then the interest of the depositors, other creditors and holders of liabilities of the Bank not bailed in as a result of the bail-in conversion will all rank in priority to those common shares.

Given the nature of the bail-in conversion, holders or beneficial owners of bail-inable notes that are converted will become holders or beneficial owners of common shares at a time when the Bank’s and potentially its affiliates’ financial condition has deteriorated. They may also become holders or beneficial owners of common shares at a time when the relevant entity may have received or may receive a capital injection or equivalent support with terms that may rank in priority to the common shares issued in a bail-in conversion with respect to payment of dividends, rights on liquidation or other terms although there is no certainty that any such capital injection or support will be forthcoming.

We May Redeem Bail-inable Notes After the Occurrence of a TLAC Disqualification Event

If a TLAC Disqualification Event (as defined herein) is specified in the applicable pricing supplement, we may, at our option, with the prior approval of the Superintendent, redeem all but not less than all of the particular bail-inable notes prior to their stated maturity date after the occurrence of the TLAC Disqualification Event, at the time or times and at the redemption price or prices specified in that pricing supplement, together with unpaid interest accrued thereon to, but excluding, the date fixed for redemption. If we redeem bail-inable notes, you may not be able to reinvest the redemption proceeds in securities offering a comparable anticipated rate of return. Additionally, although the terms of the bail-inable notes are anticipated to be established to satisfy the TLAC criteria within the meaning of the TLAC Guideline to which the Bank is subject, it is possible that any bail-inable notes may not satisfy the criteria in future rulemakings or interpretations.

The Notes are Structurally Subordinated to the Liabilities of Our Subsidiaries

If we become insolvent, the Bank Act (Canada) provides that priorities among payments of our deposit liabilities and payments of all of our other liabilities (including payments in respect of the notes) are to be determined in accordance with the laws governing priorities and, where applicable, by the terms of the indebtedness and liabilities. Because we have subsidiaries, our right to participate in any distribution of the assets of our banking or non-banking subsidiaries, upon a subsidiary’s dissolution, winding-up, liquidation or reorganization or otherwise, and thus your ability to benefit indirectly from such distribution, is subject to the prior claims of creditors of that subsidiary, except to the extent that we may be a creditor of that subsidiary and our claims are recognized. In addition, there are regulatory and other legal limitations on the extent to which some of our subsidiaries may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, us or some of our other subsidiaries. Accordingly, the notes will be structurally subordinated to all existing and future liabilities of our subsidiaries, and holders of the notes should look only to our assets and not those of our subsidiaries for payments on the notes.

Changes in Laws and Regulations, Including How They are Interpreted and Enforced in Applicable Jurisdictions, Could Have an Impact on Holders of the Notes

The financial services industry is highly regulated, and we have experienced changes and increased complexity in regulatory requirements as governments and regulators around the world continue major reforms intended to strengthen the stability of the financial system and protect key markets and participants. As a result, there is the potential for higher capital requirements and increased regulatory and compliance costs which could lower our returns and affect our growth. Failure to comply with applicable legal and regulatory requirements may result in litigation, financial losses, regulatory sanctions, enforcement actions, an inability to execute our business strategies, a decline in investor and customer confidence and harm to our reputation.

Risks Relating to Indexed Notes

We use the term “indexed notes” to mean notes whose value is linked to an underlying property or index. Indexed notes may present a high level of risk, and those who invest in indexed notes may lose all or a portion of their investment and may receive no interest on their investment. In addition, the treatment of indexed notes for U.S. federal income tax purposes is often unclear due to the absence of any authority specifically addressing the issues presented by any particular indexed note. Thus, if you propose to invest in indexed notes, you should independently evaluate the federal income tax consequences of purchasing an indexed note that apply in your particular circumstances. You should also read “Certain Income Tax Consequences — United States Federal Income Taxation” in this prospectus supplement, as well as “United States Federal Income Taxation” in the accompanying prospectus, for a discussion of U.S. tax matters. In addition, interest in respect of an indexed note, or any portion of the principal amount of an indexed note in excess of its issue price, may be subject to Canadian non-resident withholding tax. See “Canadian Taxation — Debt Securities” in the accompanying prospectus. Bank of Montreal or the applicable paying agent will deduct or withhold from a payment on a note any Canadian non-resident withholding tax exigible and will not pay any additional amounts to offset such deduction or withholding unless specified in the relevant pricing supplement. See “Description of the Notes We May Offer — Withholding” in this prospectus supplement.

Investors in Indexed Notes Could Lose Their Investment

The amount of principal and/or interest payable on an indexed note and the cash and/or physical settlement value will be determined by reference to the price, value or level of one or more securities, currencies, commodities or other properties, any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, and/or one or more indices or baskets of any of these items. We refer to each of these as an “index”. The direction and magnitude of the change in the price, value or level of the relevant index will determine the amount of principal and/or interest payable on the indexed note, and the cash and/or physical settlement value of an indexed note. The terms of a particular indexed note may or may not include a guaranteed return of a percentage of the face amount at maturity or a minimum interest rate. Thus, if you purchase a particular indexed note that does not include a guaranteed return of the face amount or other amount, you may lose all or a portion of the principal or other amount you invest and may receive no interest on your investment.

The Return on Indexed Notes May Be Below the Return on Similar Notes

Depending on the terms of an indexed note, as specified in the applicable pricing supplement, you may not receive any periodic interest payments or receive only very low payments on such indexed note. As a result, the overall return on such indexed note may be less than the amount you would have earned by investing the principal or other amount you invest in such indexed note in a non-indexed debt security that bears interest at a prevailing market fixed or floating rate.

The Issuer of a Security or Currency That Comprises an Index Could Take Actions That May Adversely Affect an Indexed Note

The issuer of a security that comprises an index or part of an index for an indexed note will have no involvement in the offer and sale of the indexed note and no obligations to the holder of the indexed note. Such an issuer may take actions, such as a merger or sale of assets, without regard to the interests of the holder of the indexed note. Any of these actions could adversely affect the value of a note indexed to that security or to an index of which that security is a component.

If the index for an indexed note includes a non-U.S. dollar currency or other asset denominated in a non-U.S. dollar currency, the government that issues that currency will also have no involvement in the offer and sale of the indexed note and no obligations to the holder of the indexed note. That government may take actions that could adversely affect the value of the note. See “Risks Relating to Notes Denominated or Payable in a Non-U.S. Dollar Currency” below for more information about these kinds of government actions.

Investors in Indexed Notes Will Have No Ownership of the Underlying Securities

Investing in an indexed note will not entitle a holder to any direct or indirect ownership or entitlement to the underlying securities, except as specified in the relevant pricing supplement or, if applicable, product supplement. A holder will not be entitled to the rights and benefits of a holder of the underlying securities, including any right to receive any distributions or dividends or to vote at or attend any meetings of holders of the underlying securities.

An Indexed Note May Be Linked to a Volatile Index, Which Could Hurt Your Investment

Some indices are highly volatile, which means that their value may change significantly, up or down, over a short period of time. The amount of principal and/or interest that can be expected to become payable on an indexed note may vary substantially from time to time. Because the amounts payable with respect to an indexed note are generally calculated based on the value or level of the relevant index on a specified date or over a limited period of time, volatility in the index increases the risk that the return on the indexed note may be adversely affected by a fluctuation in the level of the relevant index. The volatility of an index may be affected by political or economic events, including governmental actions, or by the activities of participants in the relevant markets. Any of these events or activities could adversely affect the value of an indexed note.

An Index to Which a Note Is Linked Could Be Changed or Become Unavailable

Some indices sponsored by us or our affiliates or third parties may consist of or refer to several or many different securities, commodities or currencies or other instruments or measures. The sponsor of such an index typically reserves the right to alter the composition of the index and the manner in which the value or level of the index is calculated. An alteration may result in a decrease in the value of or return on an indexed note that is linked to the index. The indices for our indexed notes may include published indices of this kind or customized indices developed by us or our affiliates in connection with particular issues of indexed notes.

A published index may become unavailable, or a customized index may become impossible to calculate in the normal manner, due to events such as war, natural disasters, cessation of publication of the index, a suspension or disruption of trading in one or more securities, commodities or currencies or other instruments or measures on which the index is based or any other market disruption event described in the relevant pricing supplement or product supplement. If an index becomes unavailable or impossible to calculate in the normal manner, the terms of a particular indexed note may allow us to delay determining the amount payable as principal or premium or interest on an indexed note, or we may use an alternative method to determine the value of the unavailable index. Alternative methods of valuation are generally intended to produce a value similar to the value resulting from reference to the relevant index. However, it is unlikely that any alternative method of valuation we use will produce a value identical to the value that the actual index would have produced. If we use an alternative method of valuation for a note linked to an index of this kind, the value of the note, or the rate of return on it, may be lower than it otherwise would be.

Some indexed notes are linked to indices that are not commonly used or that have been developed only recently. The lack of a trading history may make it difficult to anticipate the volatility or other risks associated with an indexed note of this kind. In addition, trading in these indices or their underlying stocks, commodities or currencies or other instruments or measures, or options or futures contracts on these stocks, commodities or currencies or other instruments or measures, may be limited, which could increase their volatility and decrease the value of the related indexed notes or the rates of return on them.

Pricing Information About the Property Underlying a Relevant Index May Not Be Available

Special risks may also be presented because of differences in time zones between the United States and the market for the property underlying the relevant index, such that the underlying property is traded on a foreign exchange that is not open when the trading market for the notes in the United States, if any, is open or where trading occurs in the underlying property during times when the trading market for the notes in the United States, if any, is closed. In such cases, holders of the notes may have to make investment decisions at a time when current pricing information regarding the property underlying the relevant index is not available.

We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note

In order to hedge an exposure on a particular indexed note, we may, directly or through our affiliates or other agents, enter into transactions involving the securities, commodities or currencies or other instruments or measures that underlie the index for the note, or involving derivative instruments, such as swaps, options or futures, on the index or any of its component items. To the extent that we enter into hedging arrangements with a non-affiliate, including a non-affiliate agent, such non-affiliate may enter into similar transactions. Engaging in transactions of this kind could adversely affect the value of an indexed note. It is possible that we or the hedging counterparty could achieve substantial returns and/or fees from our hedging transactions while the value of the indexed note may decline. However, neither we nor any of our affiliates or other agents will be obliged to hedge our exposure under an indexed note nor is there any assurance that any hedging transaction will be maintained or successful.

Information About Indices May Not Be Indicative of Future Performance

If we issue an indexed note, we may include historical information about the relevant index in the relevant pricing supplement. Any information about indices that we may provide will be furnished as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, fluctuations in the relevant index that may occur in the future or indicative of any payment of principal or interest to be paid on the indexed notes.

We May Have Conflicts of Interest Regarding an Indexed Note

BMO Capital Markets Corp. and our other affiliates may have conflicts of interest with respect to some indexed notes. BMO Capital Markets Corp. and our other affiliates may engage in trading, including trading for hedging purposes, for their proprietary accounts or for other accounts under their management, in indexed notes and in the securities, commodities or currencies or other instruments or measures on which the index is based or in other derivative instruments related to the index or its component items. These trading activities could adversely affect the value of indexed notes. We and our affiliates may also issue or underwrite securities or derivative instruments that are linked to the same index as one or more indexed notes. By introducing competing products into the marketplace in this manner, we could adversely affect the value of a particular indexed note.

BMO Capital Markets Corp. or another of our affiliates may serve as calculation agent for the indexed notes and may have considerable discretion in calculating the amounts payable in respect of the notes. To the extent that BMO Capital Markets Corp. or another of our affiliates calculates or compiles a particular index, it may also have considerable discretion in performing the calculation or compilation of the index. Exercising discretion in this manner could adversely affect the value of an indexed note based on the index or the rate of return on the note.

Risks Relating to Floating Rate Notes

Floating Rates of Interest are Uncertain and Could be 0.0%

If your notes are floating rate notes or otherwise directly linked to a floating rate for some portion of the notes’ term, no interest will accrue on the notes with respect to any interest period for which the applicable floating rate specified in the applicable pricing supplement is zero on the related interest rate reset date. Floating interest rates, by their very nature, fluctuate, and may be as low as 0.0%. Also, in certain economic environments, floating rates of interest may be less than fixed rates of interest for instruments with a similar credit quality and term. As a result, the return you receive on your notes may be less than a fixed rate security issued for a similar term by a comparable issuer.

Changes in Banks’ Inter-bank Lending Rate Reporting Practices or the Method Pursuant to which LIBOR or EURIBOR is Determined May Adversely Affect the Value of Securities to which LIBOR or EURIBOR Relates

Regulators and law enforcement agencies from a number of governments have been conducting investigations relating to the calculation of the London Interbank Offered Rate (“LIBOR”) across a range of maturities and currencies, and certain financial institutions that were member banks surveyed by the British Bankers’ Association (the “BBA”) in setting daily LIBOR have entered into agreements with the U.S. Department of Justice, the U.S. Commodity Futures Trading Commission and/or the U.K. Financial Services Authority in order to resolve the investigations. In addition, in September 2012, the U.K. government published the results of its review of LIBOR, which is commonly referred to as the “Wheatley Review”. The Wheatley Review made a number of recommendations for changes with respect to LIBOR, including the introduction of statutory regulation of LIBOR, the transfer of responsibility for LIBOR from the BBA to an independent administrator, changes to the method of compilation of lending rates, new regulatory oversight and enforcement mechanisms for rate-setting and the corroboration of LIBOR, as far as possible, by transactional data. Based on the Wheatley Review, on March 25, 2013, final rules for the regulation and supervision of LIBOR by the U.K. Financial Conduct Authority (the “FCA”) were published and came into effect on April 2, 2013 (the “FCA Rules”). In particular, the FCA Rules include requirements that (1) an independent LIBOR administrator monitor and survey LIBOR submissions to identify breaches of practice standards and/or potentially manipulative behavior, and (2) firms submitting data to LIBOR establish and maintain a clear conflicts of interest policy and appropriate systems and controls. The FCA Rules took effect on April 2, 2013.

In addition, in response to the Wheatley Review recommendations, ICE Benchmark Administration Limited (“IBA”) was appointed as the independent LIBOR administrator, from February 1, 2014.

The European Money Markets Institute (formerly Euribor-EBF) has continued in its role as administrator of the Euro Interbank Offered Rate (“EURIBOR”) but has also undertaken a number of reforms in relation to its governance and technical framework since January 2013 pursuant to recommendations by the European Securities and Markets Authority and the European Banking Authority.

On July 27, 2017, the FCA announced its intention to stop persuading or compelling banks to submit rates for the calculation of LIBOR by the end of 2021.

It is not possible to predict the further effect of the FCA Rules or the anticipated discontinuance of LIBOR after 2021, any changes in the methods pursuant to which the LIBOR or EURIBOR rates are determined, or any other reforms to LIBOR, EURIBOR or any other relevant benchmarks that will be enacted in the U.K., the European Union (the “EU”) and elsewhere, each of which may adversely affect the trading market for securities based on LIBOR, EURIBOR or any other relevant benchmark, including any notes that bear interest at rates based on LIBOR and/or EURIBOR and may cause such benchmarks to perform differently than in the past, or cease to exist. In addition, any legal or regulatory changes made by the FCA (including the FCA’s July 2017 announcement), IBA, the European Money Markets Institute, the European Commission or any other successor governance or oversight body, or future changes adopted by such body, in the method pursuant to which the LIBOR, EURIBOR or any other relevant benchmarks are determined or the transition from LIBOR to a successor benchmark may result in, among other things, a sudden or prolonged increase or decrease in the reported benchmark, a delay in the publication of any such benchmark rates, trigger changes in the rules or methodologies in certain benchmarks discouraging market participants from continuing to administer or to participate in certain benchmarks, and, in certain situations, could result in a benchmark rate no longer being determined and published. Accordingly, in respect of a note referencing LIBOR, EURIBOR or any other relevant benchmark, such proposals for reform and changes in applicable regulation could have a material adverse effect on the trading market for, the value of and return on such a note (including potential rates of interest thereon).

If the calculation agent determines on an interest determination date that LIBOR has been discontinued, then the calculation agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to LIBOR, as described further in this prospectus supplement. The calculation agent may be our affiliate and may have a conflict of interest in taking such actions, which could adversely affect the value of those notes.

Risks Relating to Notes Denominated or Payable in a Non-U.S. Dollar Currency

If you intend to invest in a non-U.S. dollar note — i.e., a note denominated in a non-U.S. dollar currency or a note whose principal and/or interest is payable in a currency other than U.S. dollars or that may be settled by delivery of a non-U.S. dollar currency or property denominated in a non-U.S. dollar currency — you should consult your own financial and legal advisors as to the currency risks entailed by your investment. Notes of this kind may not be an appropriate investment for investors who are unsophisticated with respect to non-U.S. dollar currency transactions. The information in this prospectus supplement is directed primarily at investors who are U.S. residents. Investors who are not U.S. residents should consult their own financial and legal advisors about currency-related risks particular to their investments.

An Investment in a Non-U.S. Dollar Note Involves Currency-Related Risks

An investment in a non-U.S. dollar note entails significant risks that are not associated with a similar investment in a note that is payable solely in U.S. dollars and where settlement value is not otherwise based on a non-U.S. dollar currency. These risks include the possibility of significant changes in rates of exchange between the U.S. dollar and the various non-U.S. dollar currencies or composite currencies and the possibility of the imposition or modification of foreign exchange controls or other conditions by either the United States or non-U.S. governments. These risks generally depend on factors over which we have no control, such as economic and political events and the supply of, and demand for, the relevant currencies in the global markets.

Changes in Currency Exchange Rates Can Be Volatile and Unpredictable

Rates of exchange between the U.S. dollar and many other currencies have been highly volatile, and this volatility may continue and perhaps spread to other currencies in the future. Fluctuations in currency exchange rates could adversely affect an investment in a note denominated in a specified currency other than U.S. dollars. Depreciation of the specified currency against the U.S. dollar could result in a decrease in the U.S. dollar-equivalent value of payments on the note, including the principal payable at maturity. That in turn could cause the market value of the note to fall. Depreciation of the specified currency against the U.S. dollar could result in a loss to the investor on a U.S. dollar basis.

We Will Not Adjust Non-U.S. Dollar Notes to Compensate for Changes in Currency Exchange Rates

Except as described above or in the relevant pricing supplement or any applicable product supplement, we will not make any adjustment or change in the terms of a non-U.S. dollar note in the event of any change in exchange rates for the relevant currency, whether in the event of any devaluation, revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting that currency, the U.S. dollar or any other currency. Consequently, investors in non-U.S. dollar notes will bear the risk that their investment may be adversely affected by these types of events.

Government Policy Can Adversely Affect Currency Exchange Rates and, as a Result, the Return on an Investment in Non-U.S. Dollar Notes

Currency exchange rates can either float or be fixed by sovereign governments. From time to time, governments use a variety of techniques, such as intervention by a country’s central bank or imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing non-U.S. dollar notes is that their yields or payouts could be significantly and unpredictably affected by governmental actions. Even in the absence of governmental action directly affecting currency exchange rates, political or economic developments in the country issuing the specified currency for a non-U.S. dollar note or elsewhere could lead to significant and sudden changes in the exchange rate between the U.S. dollar and the specified currency. These changes could affect the value of the non-U.S. dollar note as participants in the global currency markets move to buy or sell the specified currency or U.S. dollars in reaction to these developments.

Governments have imposed from time to time and may in the future impose exchange controls or other conditions, including taxes, with respect to the exchange or transfer of a specified currency that could affect exchange rates, as well as the availability of a specified currency for a security at its maturity or on any other payment date. In addition, the ability of a holder to move currency freely out of the country in which payment in the currency is received or to convert the currency at a freely determined market rate could be limited by governmental actions.

Non-U.S. Dollar Notes May Permit Us to Make Payments in U.S. Dollars or Delay Payment If We Are Unable to Obtain the Specified Currency

Non-U.S. dollar notes may provide that, if the specified currency is subject to convertibility, transferability, market disruption or other conditions affecting its availability at or about the time when a payment on the notes comes due because of circumstances beyond our control, we will be entitled to make the payment in U.S. dollars or delay making the payment. These circumstances could include the imposition of exchange controls or our inability to obtain the specified currency because of a disruption in the currency markets. If we made payment in U.S. dollars, the exchange rate we would use would be determined in the manner described below under “Description of Notes We May Offer” under the subheading “Payment Mechanics — How We Will Make Payments Due in Other Currencies — When the Specified Currency Is Not Available”. A determination of this kind may be based on limited information and would involve discretion on the part of our exchange rate agent, which may be an affiliate of ours. As a result, the value of the payment in U.S. dollars an investor would receive on the payment date may be less than the value of the payment the investor would have received in the specified currency if it had been available, or may be zero. In addition, a government may impose extraordinary taxes on transfers of a currency. If that happens we will be entitled to deduct these taxes from any payment on securities payable in that currency.

In a Lawsuit for Payment on a Non-U.S. Dollar Note, an Investor May Bear Currency Exchange Risk

The notes will be governed by New York law. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a non-U.S. dollar note would be required to render the judgment in the specified currency. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on a non-U.S. dollar note, investors would bear currency exchange risk until judgment is entered, which may take a significant period of time.

In courts outside of New York, investors may not be able to obtain judgment in a specified currency other than U.S. dollars. For example, a judgment for money in an action based on a non-U.S. dollar note in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of the currency in which any particular security is denominated into U.S. dollars will depend upon various factors, including which court renders the judgment.

Information About Exchange Rates May Not Be Indicative of Future Performance

If we issue a non-U.S. dollar note, we may include with the relevant pricing supplement a currency supplement that provides information about historical exchange rates for the specified currency or currencies.

Any information about exchange rates that we may provide will be furnished as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, fluctuations in currency exchange rates that may occur in the future. That rate will likely differ from the exchange rate used under the terms that apply to a particular note.

Determinations Made by the Exchange Rate Agent

All determinations made by the exchange rate agent will be made in its sole discretion (except to the extent expressly provided in this prospectus or in the applicable prospectus supplement that any determination is subject to approval by Bank of Montreal). In the absence of manifest error, its determinations will be conclusive for all purposes and will bind all holders and us. The exchange rate agent will not have any liability for its determinations.

Non-U.S. Investors May Be Subject to Certain Additional Risks

If we issue a U.S. dollar note and you are a non-U.S. investor who purchased such notes with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value, price or income of your investment.

This prospectus supplement contains a general description of certain tax consequences relating to the notes. If you are a non-U.S. investor, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of notes and receiving payments of principal or other amounts under the notes.

USE OF PROCEEDS

Except as otherwise set forth in the relevant pricing supplement, the Bank will use the net proceeds of the offering for general banking purposes. The Bank and/or its affiliates may use all or any portion of the proceeds in transactions intended to hedge the Bank’s obligations under the notes, including forward and option contracts.

DESCRIPTION OF THE NOTES WE MAY OFFER

You should carefully read the description of the terms and provisions of our debt securities and our senior indenture under “Description of Debt Securities We May Offer” in the accompanying prospectus. That section, together with this prospectus supplement and the relevant pricing supplement and any applicable product supplement, summarizes all the material terms of our senior indenture and your note. They do not, however, describe every aspect of our senior indenture and your note. For example, in this section entitled “Description of the Notes We May Offer,” the accompanying prospectus, the relevant pricing supplement and any applicable product supplement, we use terms that have been given special meanings in our senior indenture, but we describe the meanings of only the more important of those terms. The specific terms of any series of notes will be described in the relevant pricing supplement and any applicable product supplement. As you read this section, please remember that the specific terms of your note as described in the relevant pricing supplement and any applicable product supplement will supplement, and may modify or replace, the general terms described in this section. If a relevant pricing supplement or product supplement is inconsistent with this prospectus supplement or the accompanying prospectus, the later supplement will control with regard to your note. Thus, the statements we make in this section may not apply to your note.

General

The notes will be issued under our senior indenture, dated as of January 25, 2010, between Bank of Montreal and Wells Fargo Bank, National Association, as trustee, as amended from time to time, which we refer to as the “indenture”. The notes constitute part of a single series of debt securities of Bank of Montreal issued under the indenture. The term “debt securities,” as used in this prospectus supplement, refers to all senior debt securities, including the notes, issued and issuable from time to time under the indenture. The indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. The indenture is more fully described below in this section. Whenever we refer to specific provisions or defined terms in the indenture, those provisions or defined terms are incorporated in this prospectus supplement by reference. Capitalized terms which are not otherwise defined shall have the meanings given to them in the indenture.

The notes will be limited to an aggregate initial offering price of up to US$25,000,000,000 or, at our option, if so specified in the relevant pricing supplement or any applicable product supplement, the equivalent of this amount in any other currency or currency unit, and will be our direct, unsecured and unsubordinated obligations. This aggregate initial offering price is subject to reduction as a result of the sale by us of other securities pursuant to a separate prospectus supplement to the accompanying prospectus. The notes will not constitute savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

We will offer the notes on a continuous basis through one or more agents listed in the section entitled “Supplemental Plan of Distribution (Conflicts of Interest)” in this prospectus supplement. The indenture does not limit the aggregate principal amount of senior notes that we may issue. We may, from time to time, without the consent of the holders of the notes, provide for the issuance of notes or other debt securities under the indenture in addition to the US$25,000,000,000 aggregate initial offering price of notes noted on the cover of this prospectus supplement. Each note issued under this prospectus supplement will mature as specified in the relevant pricing supplement and may be subject to redemption or repayment before its stated maturity. Notes may be issued at significant discounts from their principal amount due on the stated maturity (or on any prior date on which the principal or an installment of principal of a note becomes due and payable, whether by the declaration of acceleration, call for redemption at our option, repayment at the option of the holder or otherwise), and some notes may not bear interest. We may from time to time, without the consent of the existing holders of the relevant notes, create and issue further notes having the same terms and conditions as such notes in some or all respects. We do not intend to re-open a previous issue of a series of debt securities where such re-opening would have the effect of making the relevant debt securities of such series subject to bail-in conversion.

Unless we specify otherwise in any note and the relevant pricing supplement or product supplement, currency amounts in this prospectus supplement are expressed in U.S. dollars. Unless we specify otherwise in any note and the relevant pricing supplement or product supplement, the notes will be denominated in U.S. dollars and payments of principal and any premium and interest on the notes will be made in U.S. dollars. If any note is to be denominated other than exclusively in U.S. dollars, or if the principal of, and any premium or any interest on, the note is to be paid in one or more currencies (or currency units or in amounts determined by reference to an index or indices) other than that in which that note is denominated, additional information (including authorized denominations and related exchange rate information) will be provided in any note and the relevant pricing supplement or product supplement. Unless we specify otherwise in any note and the relevant pricing supplement or product supplement, notes denominated in U.S. dollars will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Interest or other amounts payable on the notes may differ depending upon, among other factors, the aggregate principal amount of notes purchased in any single transaction. Notes with different variable terms other than interest rates may also be offered concurrently to different investors. We may change the formulas used to calculate interest rates and other terms of notes from time to time, but no change of terms will affect any note we have previously issued or as to which we have accepted an offer to purchase.

Unless we specify otherwise in any note and the relevant pricing supplement or product supplement, each note will be issued as a book-entry note in fully registered form without coupons. Each note issued in book-entry form may be represented by a global note that we deposit with and register in the name of a financial institution that we select, or its nominee. The financial institution that we select for this purpose is called the “depositary”. Unless we specify otherwise in the relevant pricing supplement or product supplement, The Depository Trust Company, New York, New York (“DTC”), will be the depositary for all notes in global form. Except as discussed in the accompanying prospectus under “Description of Debt Securities We May Offer — Legal Ownership and Book-Entry Issuance,” owners of beneficial interests in book-entry notes will not be entitled to physical delivery of notes in certificated form. We will make payments of principal of, and any premium and interest on, the notes through the trustee to the depositary for the notes.

Legal Ownership

Street Name and Other Indirect Holders

Investors who hold their notes in accounts at banks or brokers will generally not be recognized by us as registered holders of notes (except as required by law). This is called holding in street name. Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its notes (except as required by law). These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the notes, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold your notes in street name, you should check with your own institution to find out:

•	how it handles note payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if it were ever required;

•	whether and how you can instruct it to send you notes registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the notes if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, under the notes run only to persons who are registered as holders of notes. As noted above, we generally do not have obligations to you if you hold in street name or other indirect means, either because you choose to hold your notes in that manner or because the notes are issued in the form of global securities as described below. For example, once we make payment to the registered holder we have no further responsibility for that payment, even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Notes

A global note is a special type of indirectly held security, as described above under “Street Name and Other Indirect Holders”. If we choose to issue notes in the form of global notes, the ultimate beneficial owners of global notes can only be indirect holders. As described above under “Street Name and Other Indirect Holders,” we require that the global note be registered in the name of the depositary we select, or its nominee.

We also require that the notes included in the global note not be transferred to the name of any other direct holder except in the special circumstances described in the accompanying prospectus in the section “Description of Debt Securities We May Offer — Legal Ownership and Book-Entry Issuance”. Any person wishing to own a global note must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The relevant pricing supplement or product supplement will indicate whether your notes will be issued only in the form of global notes.

Further details of legal ownership are discussed in the accompanying prospectus in the section “Description of Debt Securities We May Offer — Legal Ownership and Book-Entry Issuance”.

Types of Notes

We may issue the four types of notes described below. A note may have elements of each of the four types of notes described below. For example, a note may bear interest at a fixed rate for some periods and at a floating rate for other periods. Similarly, a note may provide for a payment of principal at maturity linked to an index and bear interest at a fixed or floating rate.

•

Fixed Rate Notes. A note of this type will bear interest at a fixed rate described in the relevant pricing supplement. This type includes zero-coupon notes, which bear no interest and are instead issued at a price lower than the principal amount. See “— Original Issue Discount Notes” below for more information about original issue discount notes.

•

Floating Rate Notes. A note of this type will bear interest at rates that are determined by reference to an interest rate formula. In some cases, the rates may also be adjusted by adding or subtracting a spread or multiplying by a spread multiplier and may be subject to a minimum rate or a maximum rate. The various interest rate formulas and these other features are described below in “Interest Rates — Floating Rate Notes”. If your note is a floating rate note, the formula and any adjustments that apply to the interest rate will be specified in the relevant pricing supplement.

•	Indexed Notes. A note of this type provides that any principal amount payable at its maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to:

•	one or more securities;

•	one or more currencies;

•	one or more commodities;

•	any other financial, economic or other measures or instruments, including the occurrence or non-occurrence of any event or circumstance; and/or

•	indices or baskets of any of these items.

If you are a holder of an indexed note, you may receive an amount at maturity that is greater than or less than the face amount of your note depending upon the value of the applicable index at maturity, and if the note is not principal protected, you may receive nothing at all. That value may fluctuate over time. If you purchase an indexed note the relevant pricing supplement will include information about the relevant index and how amounts that are to become payable will be determined by reference to that index. In addition, the relevant pricing supplement will specify whether your note will be payable in cash or exchangeable for securities of an issuer other than Bank of Montreal or other property. In some cases, interest on indexed notes may be subject to Canadian non-resident withholding tax. See “Canadian Taxation — Debt Securities” in the accompanying prospectus. The relevant pricing supplement will indicate whether Canadian non-resident withholding tax is exigible and whether there are additional Canadian federal income tax considerations relevant to the acquisition of indexed notes. Before you purchase any indexed note, you should read carefully the section entitled “Risk Factors — Risks Relating to Indexed Notes” above.

•

Convertible or Exchangeable Notes. A note of this type will be convertible or exchangeable, mandatorily, at our option or at the option of the holder, into securities of the Bank or of an issuer other than the Bank or into other property. The convertible or exchangeable notes may or may not bear interest or be issued with original issue discount or at a premium. The general terms of the convertible or exchangeable notes are described below. The relevant pricing supplement will indicate whether there are additional Canadian federal income tax considerations relevant to the acquisition of convertible or exchangeable notes.

Optionally Convertible or Exchangeable Notes. The holder of an optionally convertible or exchangeable note may, during a specified period or at specific times, exchange the note for the underlying property at a specified rate of exchange. If specified in the relevant pricing supplement or product supplement, we will have the option to redeem the optionally convertible or exchangeable note prior to maturity. If the holder of an optionally convertible or exchangeable note does not elect to convert or exchange the note prior to maturity or on any redemption date, the holder will receive the principal amount of the note (and any premium) plus any accrued interest at maturity or upon redemption.

Mandatorily Convertible or Exchangeable Notes. At maturity, the holder of a mandatorily convertible or exchangeable note must, under certain circumstances, convert or exchange the note for the underlying property at a specified rate of conversion or exchange. Depending upon the value of the underlying property at maturity, the holder of a mandatorily convertible or exchangeable note may therefore receive less than the principal amount of the note at maturity. If so indicated in the relevant pricing supplement or product supplement, the specified rate at which a mandatorily convertible or exchangeable note may be converted or exchanged may vary depending on the value of the underlying property so that, upon conversion or exchange, the holder participates in a percentage, which may be less than, equal to, or greater than, 100% of the change in value of the underlying property. Mandatorily convertible or exchangeable notes may include notes where we have the right, but not the obligation, to require holders of notes to convert or exchange their notes for the underlying property.

Payments upon Conversion or Exchange. A relevant pricing supplement or product supplement will specify if upon conversion or exchange, at maturity or otherwise, the holder of a convertible or exchangeable note may receive, at the specified exchange rate, either the underlying property, the cash value of the underlying property or any combination of the foregoing. The underlying property may be the securities of either U.S. or foreign entities or both. The convertible or exchangeable notes may or may not provide for protection against fluctuations in the exchange rate between the currency in which that security is denominated and the currency or currencies in which the market prices of the underlying security or securities are quoted. Convertible or exchangeable notes may have other terms, which will be specified in the relevant pricing supplement or product supplement.

Special Requirements for Conversion or Exchange of Global Notes. If an optionally convertible or exchangeable note is represented by a global note, the depositary’s nominee will be the holder of that note and therefore will be the only entity that can exercise a right to convert or exchange. In order to ensure that the depositary’s nominee will timely exercise a right to convert or exchange a particular optionally convertible or exchangeable note or any portion of that particular note, the beneficial owner of the note must instruct the broker or other direct or indirect participant through which it holds an interest in that note to notify the depositary of its desire to exercise a right to convert or exchange. Different firms have different deadlines for accepting instructions from their customers. Each beneficial owner should consult the broker or other participant through which it holds an interest in an optionally convertible or exchangeable note in order to ascertain the deadline for ensuring that timely notice will be delivered to the depositary.

Payments upon Acceleration of Maturity or upon Tax Redemption. If the principal amount payable at maturity of any convertible or exchangeable note is declared due and payable prior to maturity, the amount payable on:

•

an optionally convertible or exchangeable note will equal the face amount of the note (and any premium) plus accrued interest, if any, to but excluding the date of payment, except that if a holder has converted or exchanged an optionally convertible or exchangeable note prior to the date of declaration or tax redemption without having received the amount due upon exchange, the amount payable will be an amount of cash equal to the amount due upon conversion or exchange and will not include any accrued but unpaid interest; and

•

a mandatorily convertible or exchangeable note will equal an amount (and any premium) determined as if the date of declaration or tax redemption were the maturity date plus accrued interest, if any, to but excluding the date of payment.

Original Issue Discount Notes

A fixed rate note, a floating rate note or an indexed note may be an original issue discount note. A note of this type is issued at a price lower than its principal amount and provides that, upon redemption or acceleration of its maturity, an amount less than its principal amount will be payable. An original issue discount note may be a zero-coupon note. A note issued at a discount to its principal amount may, for U.S. federal income tax purposes, be considered an original issue discount note, regardless of the amount payable upon redemption or acceleration of maturity. See “United States Federal Income Taxation — Tax consequences to holders of our debt securities — Original Issue Discount” in the accompanying prospectus for a brief description of the U.S. federal income tax consequences of owning an original issue discount note.

Information in the Additional Supplements

The relevant pricing supplement (together with any applicable product supplement) will describe some or all of the following terms of your note:

•	the stated maturity;

•	the specified currency or currencies for principal and interest, if not U.S. dollars;

•	the price at which we originally issue your note, expressed as a percentage of the principal amount, and the original issue date;

•	whether or not your note is a bail-inable note;

•	whether your note is a fixed rate note, a floating rate note, an indexed note or a convertible or exchangeable note;

•	if your note is a fixed rate note, the yearly rate at which your note will bear interest, if any, and the interest payment dates;

•

if your note is a floating rate note, the interest rate basis, which may be one of the ten interest rate bases described in “Interest Rates — Floating Rate Notes” below; any applicable index currency or maturity, spread or spread multiplier or initial, maximum or minimum rate; and the interest reset, determination, calculation and payment dates, all of which we describe under “Interest Rates — Floating Rate Notes” below;

•

if your note is an indexed note, the principal amount, if any, we will pay you at maturity; the amount of interest, if any, we will pay you on an interest payment date or the formula we will use to calculate these amounts, if any; and whether your note will be convertible into or exchangeable for cash, securities of an issuer other than Bank of Montreal or other property;

•

if your note is a convertible or exchangeable note, the securities or property into which the note may be converted or for which it may be exchanged; whether the note is convertible or exchangeable at your option or at the Bank’s option; and the other items described in “Types of Notes — Convertible or Exchangeable Notes” above;

•	if your note is an original issue discount note, the yield to maturity;

•

if applicable, the circumstances under which your note may be redeemed at our option before the stated maturity, including any redemption commencement date, redemption price(s) and redemption period(s);

•	if applicable, the circumstances under which you may demand repayment of your note before the stated maturity, including any repayment commencement date, repayment price(s) and repayment period(s);

•	any additional Canadian or United States federal income tax consequences of the purchase, ownership or disposition of a particular issuance of notes;

•	the use of proceeds, if materially different than those discussed in this prospectus supplement; and

•	any other terms of your note, which could be different from those described in this prospectus supplement.

Market-Making Transactions

If you purchase your note in a market-making transaction, you will receive information about the price you pay and your trade and settlement dates in a separate confirmation of sale. A market-making transaction is one in which BMO Capital Markets Corp. or another of our affiliates resells a note that it has previously acquired from another holder. A market-making transaction in a particular note occurs after the original sale of the note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus and “Supplemental Plan of Distribution (Conflicts of Interest)” below.

Events of Default

Under the indenture, for notes of a series issued on or after September 23, 2018, “event of default” means any of the following:

•	we default in the payment of the principal of, or interest on, any note of that series and, in each case, the default continues for a period of 30 business days; or

•	certain bankruptcy, insolvency or reorganization events occur; or

•	any other event of default provided with respect to notes of that series.

An event of default regarding one series of notes will not cause an event of default regarding any other series of notes. For purposes of this section and the section “Description of Debt Securities — Events of Default — Remedies If an Event of Default Occurs” of the accompanying prospectus, with respect to notes issued on or after September 23, 2018, “series” refers to notes having identical terms, except as to issue date, principal amount and, if applicable, the date from which interest begins to accrue.

If your note is a bail-inable note, see “— Special Provisions Related to Bail-inable Notes — Remedies If an Event of Default Occurs” for details about your rights if an event of default occurs. A bail-in conversion will not constitute a default or an event of default under the indenture.

Special Provisions Related to Bail-inable Notes

The indenture provides for certain provisions applicable to bail-inable notes. The applicable pricing supplement will specify whether or not your note is a bail-inable note.

Agreement with Respect to the Exercise of Canadian Bail-in Powers

By its acquisition of an interest in any bail-inable note, each holder or beneficial owner of that note is deemed to (i) agree to be bound, in respect of the bail-inable notes, by the CDIC Act, including the conversion of the bail-inable notes, in whole or in part — by means of a transaction or series of transactions and in one or more steps — into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the CDIC Act and the variation or extinguishment of the bail-inable notes in consequence, and by the application of the laws the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the bail-inable notes; (ii) attorn and submit to the jurisdiction of the courts in the Province of Ontario with respect to the CDIC Act and those laws; and (iii) acknowledge and agree that the terms referred to in clauses (i) and (ii) above, are binding on that holder or beneficial owner despite any provisions in the indenture or the bail-inable notes, any other law that governs the bail-inable notes and any other agreement, arrangement or understanding between that holder or beneficial owner and the Bank with respect to the bail-inable notes.

Holders and beneficial owners of bail-inable notes will have no further rights in respect of their bail-inable notes to the extent those bail-inable notes are converted in a bail-in conversion, other than those provided under the bail-in regime, and by its acquisition of an interest in any bail-inable note, each holder or beneficial owner of that note is deemed to irrevocably consent to the converted portion of the principal amount of that note and any accrued and unpaid interest thereon being deemed paid in full by the Bank by the issuance of common shares of the Bank (or, if applicable, any of its affiliates) upon the occurrence of a bail-in conversion, which bail-in conversion will occur without any further action on the part of that holder or beneficial owner or the trustee; provided that, for the avoidance of doubt, this consent will not limit or otherwise affect any rights that holders or beneficial owners may have under the bail-in regime.

TLAC Disqualification Event Redemption

If a TLAC Disqualification Event (as defined below) is specified in the applicable pricing supplement, we may, at our option, with the prior approval of the Superintendent, redeem all but not less than all of the particular bail-inable notes prior to their stated maturity date after the occurrence of the TLAC Disqualification Event at the time and at the redemption price or prices specified in that pricing supplement, together with unpaid interest accrued thereon to, but excluding, the date fixed for redemption.

A “TLAC Disqualification Event” means OSFI has advised the Bank in writing that the bail-inable notes issued under the applicable pricing supplement will no longer be recognized in full as TLAC under the TLAC Guideline as interpreted by the Superintendent, provided that a TLAC Disqualification Event will not occur where the exclusion of those bail-inable notes from the Bank’s TLAC requirements is due to the remaining maturity of those bail-inable notes being less than any period prescribed by any relevant eligibility criteria applicable as of the issue date of those bail-inable notes.

No Set-Off or Netting Rights

Holders and beneficial owners of bail-inable notes will not be entitled to exercise, or direct the exercise of, any set-off or netting rights with respect to their bail-inable notes.

Approval of Redemption, Repurchases and Defeasance; Amendments and Modifications

Where the redemption, repurchase or any defeasance or covenant defeasance with respect to bail-inable notes would result in the Bank not meeting the TLAC requirements applicable to it pursuant to the TLAC Guideline, that redemption, repurchase, defeasance or covenant defeasance will be subject to the prior approval of the Superintendent.

Where an amendment, modification or other variance that can be made to the indenture or the bail-inable notes as described in the accompanying prospectus under “Description of Debt Securities — Modification and Waiver of the Debt Securities” would affect the recognition of those bail-inable notes by the Superintendent as TLAC, that amendment, modification or variance will require the prior approval of the Superintendent.

Remedies If an Event of Default Occurs

Holders and beneficial owners of bail-inable notes may only exercise, or direct the exercise of, the rights described in the accompanying prospectus under “Description of Debt Securities — Events of Default — Remedies If an Event of Default Occurs” if the Governor in Council (Canada) has not made an order under Canadian bank resolution powers pursuant to subsection 39.13(1) of the CDIC Act in respect of the Bank. Notwithstanding the exercise of those rights, bail-inable notes will continue to be subject to bail-in conversion until repaid in full.

Trustee and Trustee’s Duties

The trustee will undertake certain procedures and seek certain remedies in the event of an event of default or a default. See “Description of Debt Securities We May Offer — Events of Default” in the accompanying prospectus. However, by its acquisition of an interest in any bail-inable note, each holder or beneficial owner of that note is deemed to acknowledge and agree that the bail-in conversion will not give rise to a default or event of default for purposes of Section 315(b) (Notice of Defaults) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act.

By its acquisition of an interest in any bail-inable note, each holder or beneficial owner of that note, to the extent permitted by the Trust Indenture Act, is deemed to waive any and all claims, in law and/or in equity, against the trustee, for, agrees not to initiate a suit against the trustee in respect of, and agrees that the trustee will not be liable for, any action that the trustee takes, or abstains from taking, in either case in accordance with the bail-in regime.

Additionally, by its acquisition of an interest in any bail-inable note, each holder or beneficial owner of that note is deemed to acknowledge and agree that, upon a bail-in conversion or other action pursuant to the bail-in regime with respect to bail-inable notes,

•

the trustee will not be required to take any further directions from holders of those bail-inable notes under Section 512 (Control by Holders) of the senior indenture, which section authorizes holders of a majority in aggregate outstanding principal amount of the notes to direct certain actions relating to the notes; and

•	the indenture will not impose any duties upon the trustee whatsoever with respect to a bail-in conversion or such other action pursuant to the bail-in regime.

Notwithstanding the foregoing, if, following the completion of a bail-in conversion, the relevant bail-inable notes remain outstanding (for example, if not all bail-inable notes are converted), then the trustee’s duties under the indenture will remain applicable with respect to those bail-inable notes following such completion to the extent that the Bank and the trustee will agree pursuant to a supplemental indenture or an amendment to the indenture; provided, however, that notwithstanding the bail-in conversion, there will at all times be a trustee for the bail-inable notes in accordance with the indenture, and the resignation and/or removal of the trustee, the appointment of a successor trustee and the rights of the trustee or any successor trustee will continue to be governed by the indenture, including to the extent no additional supplemental indenture or amendment to the indenture is agreed upon in the event the relevant bail-inable notes remain outstanding following the completion of the bail-in conversion.

DTC — Bail-in Conversion

Upon a bail-in conversion, we will provide a written notice to The Depository Trust Company (“DTC”) and the holders of bail-inable notes through DTC as soon as practicable regarding such bail-in conversion. We will also deliver a copy of such notice to the trustee for information purposes.

By its acquisition of an interest in any bail-inable note, each holder or beneficial owner of that note is deemed to have authorized, directed and requested DTC and any direct participant in DTC or other intermediary through which it holds such bail-inable note to take any and all necessary action, if required, to implement the bail-in conversion or other action pursuant to the bail-in regime with respect to the bail-inable note, as it may be imposed on it, without any further action or direction on the part of that holder or beneficial owner, the trustee or the paying agent.

Subsequent Holders’ Agreement

Each holder or beneficial owner of a bail-inable note that acquires an interest in the bail-inable note in the secondary market and any successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of any holder or beneficial owner is deemed to acknowledge, accept, agree to be bound by and consent to the same provisions specified herein to the same extent as the holders or beneficial owners that acquired an interest in the bail-inable notes upon their initial issuance, including, without limitation, with respect to the acknowledgement and agreement to be bound by and consent to the terms of the bail-inable notes related to the bail-in regime.

Governing Law; Submission to Jurisdiction

The indenture and the notes are governed by and construed in accordance with the laws of the State of New York, except that certain provisions relating to the status of the senior debt securities under Canadian law in the indenture, and the provisions relating to the bail-in acknowledgment of holders and beneficial owners of bail-inable notes described in the first paragraph under “— Agreement with Respect to the Exercise of Canadian Bail-in Powers” above, are governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. By its acquisition of an interest in any bail-inable note, each holder or beneficial owner of that bail-inable note is deemed to attorn and submit to the jurisdiction of the courts in the Province of Ontario with respect to actions, suits and proceedings arising out of or relating to the operation of the CDIC Act and the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the indenture and the bail-inable notes.

Redemption at the Option of the Bank; No Sinking Fund

If an initial redemption date is specified in the relevant pricing supplement, we may redeem the particular notes prior to their stated maturity date at our option on any date on or after that initial redemption date in whole or from time to time in part in increments of any authorized denomination specified in the relevant pricing supplement (provided that any remaining principal amount thereof shall be at least the minimum authorized denomination applicable thereto), at the applicable redemption price (as defined below), together with any unpaid interest accrued thereon to the date of redemption. We must give written notice to registered holders of the particular notes to be redeemed at our option not more than 45 nor less than 30 calendar days prior to the date of redemption. “Redemption price,” with respect to a note, means an amount equal to the initial redemption percentage specified in the relevant pricing supplement (as adjusted by the annual redemption percentage reduction, if applicable) multiplied by the unpaid principal amount thereof to be redeemed. The initial redemption percentage, if any, applicable to a note normally shall decline at each anniversary of the initial redemption date by an amount equal to the applicable annual redemption percentage reduction, if any, until the redemption price is equal to 100% of the unpaid principal amount thereof to be redeemed.

Unless otherwise specified in the relevant pricing supplement or product supplement, the notes will not be subject to, or entitled to the benefit of, any sinking fund.

Repayment at the Option of the Holder

If one or more optional repayment dates are specified in the relevant pricing supplement, registered holders of the particular notes may require us to repay those notes prior to their stated maturity date on any optional repayment date in whole or from time to time in part in increments of any authorized denomination specified in the relevant pricing supplement (provided that any remaining principal amount thereof shall be at least the minimum authorized denomination applicable thereto), at the repayment price or prices specified in that pricing supplement, together with unpaid interest accrued thereon to the date of repayment. A registered holder’s exercise of the repayment option will be irrevocable.

For any note to be repaid, the trustee must receive, at its corporate trust office in the Borough of Manhattan, The City of New York, not more than 60 nor less than 30 calendar days prior to the date of repayment, the particular notes to be repaid and, in the case of a book-entry note, repayment instructions from the depositary. Only the depositary may exercise the repayment option in respect of global notes representing book-entry notes.

Accordingly, beneficial owners of global notes that desire to have all or any portion of the book-entry notes represented thereby repaid must instruct the participant through which they own their interest to direct the depositary to exercise the repayment option on their behalf by forwarding the repayment instructions to the trustee as described above. In order to ensure that these instructions are received by the trustee on a particular day, the beneficial owner must so instruct the participant through which it owns its interest before that participant’s deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners should consult their participants for the respective deadlines. In addition, at the time repayment instructions are given, each beneficial owner shall cause the participant through which it owns its interest to transfer the beneficial owner’s interest in the global note representing the related book-entry notes, on the depositary’s records, to the trustee.

If applicable, we will comply with the requirements of Section 14(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated thereunder, and any other securities laws or regulations in connection with any repayment of notes at the option of the registered holders thereof.

We may at any time purchase notes at any price or prices in the open market or otherwise. Notes so purchased by us may, at our discretion, be held, resold or surrendered to the trustee for cancellation.

Interest

Each interest-bearing note will bear interest from its date of issue at the rate per annum, in the case of a fixed rate note, or based on the interest rate formula, in the case of a floating rate note, in each case as specified in the relevant pricing supplement, until the principal thereof is paid. Unless otherwise specified in the relevant pricing supplement or product supplement, we will make interest payments in respect of fixed rate notes and floating rate notes in an amount equal to the interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or from and including the date of issue, if no interest has been paid, to but excluding the applicable interest payment date or the maturity date, as the case may be (each, an “interest period”).

Interest on fixed rate notes and floating rate notes will be payable in arrears on each interest payment date and on the maturity date (unless otherwise specified in the relevant pricing supplement or product supplement). The first payment of interest on any note originally issued between a regular record date and the related interest payment date will be made on the interest payment date immediately following the next succeeding regular record date to the registered holder on the next succeeding regular record date. Unless we specify otherwise in the relevant pricing supplement or product supplement, the “regular record date” shall be the fifteenth calendar day, whether or not a business day, immediately preceding the related interest payment date. “Business day” is defined below under “Interest Rates — Floating Rate Notes — Special Rate Calculation Terms”. For the purpose of determining the holder at the close of business on a regular record date when business is not being conducted, the close of business will mean 5:00 P.M., New York City time, on that day.

Interest Rates

This subsection describes the different kinds of interest rates that may apply to your note, if it bears interest.

Fixed Rate Notes

The relevant pricing supplement will specify the interest payment dates for a fixed rate note. Interest on fixed rate notes will be computed on the basis of a 360-day year consisting of twelve 30-day months or such other day count convention as may be set forth in the pricing supplement. For the purposes of disclosure under the Interest Act (Canada), and without affecting the interest payable on any fixed rate note, whenever the interest rate on any fixed rate note is to be calculated on the basis of a period of less than a calendar year, the yearly interest rate equivalent for such interest rate will be the interest rate multiplied by the actual number of days in the relevant calendar year and divided by the number of days used in calculating the specified interest rate.

If any interest payment date or the maturity date of a fixed rate note falls on a day that is not a business day, we will make the required payment of principal and any premium and interest on the next succeeding business day, and no additional interest will accrue in respect of the payment made on that next succeeding business day.

Floating Rate Notes

In this subsection, we use several specialized terms relating to the manner in which floating interest rates are calculated. These terms appear in bold, italicized type the first time they appear, and we define these terms in “Special Rate Calculation Terms” at the end of this subsection.

The following will apply to floating rate notes.

Interest Rate Basis. We currently expect to issue floating rate notes that bear interest at rates based on one or more of the following interest rate bases:

•	commercial paper rate;

•	U.S. prime rate;

•	LIBOR;

•	EURIBOR;

•	treasury rate;

•	CMT rate;

•	CMS rate;

•	consumer price index (“CPI”) rate; and/or

•	federal funds rate.

We describe each of the interest rate bases in further detail below in this subsection. If you purchase a floating rate note, the relevant pricing supplement or product supplement will specify the interest rate basis that applies to your note.

Calculation of Interest. Calculations relating to floating rate notes will be made by the calculation agent, an institution that we appoint as our agent for this purpose. That institution may include any affiliate of ours, such as BMO Capital Markets Corp. The pricing supplement for a particular floating rate note will name the institution that we have appointed to act as the calculation agent for that note as of its original issue date. We may appoint a different institution to serve as calculation agent from time to time after the original issue date of the note without your consent and without notifying you of the change.

For each floating rate note, the calculation agent will determine, on the corresponding interest calculation date or on the interest determination date, as described below, the interest rate that takes effect on each interest reset date. In addition, the calculation agent will calculate the amount of interest that has accrued during each interest period. For each interest period, the calculation agent will calculate the amount of accrued interest by multiplying the face or other specified amount of the floating rate note by an accrued interest factor for the interest period. This factor will equal the sum of the interest factors calculated for each day during the interest period. The interest factor for each day will be expressed as a decimal and will be calculated by dividing the interest rate, also expressed as a decimal, applicable to that day by 360 or by the actual number of days in the year, as specified in the relevant pricing supplement. For the purposes of disclosure under the Interest Act (Canada), and without affecting the interest payable on any floating rate note, whenever the interest rate on any floating rate note is to be calculated on the basis of a period of less than a calendar year, the yearly interest rate equivalent for that interest rate will be the interest rate multiplied by the actual number of days in the relevant calendar year and divided by the number of days used in calculating the specified interest rate. In no event will the interest on any floating rate note be less than zero.

Upon the request of the holder of any floating rate note, the calculation agent will provide for that note the interest rate then in effect — and, if determined, the interest rate that will become effective on the next interest reset date. The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

All percentages resulting from any calculation relating to a note will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point, e.g., 9.876541% (or .09876541) being rounded down to 9.87654% (or .0987654) and 9.876545% (or .09876545) being rounded up to 9.87655% (or .0987655). All amounts used in or resulting from any calculation relating to a floating rate note will be rounded upward or downward, as appropriate, to the nearest cent, in the case of U.S. dollars, or to the nearest corresponding hundredth of a unit, in the case of a currency other than U.S. dollars, with one-half cent or one-half of a corresponding hundredth of a unit or more being rounded upward.

In determining the interest rate basis that applies to a floating rate note during a particular interest period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market, as discussed below. Those reference banks and dealers may include the calculation agent itself and its affiliates, as well as any agent participating in the distribution of the relevant floating rate notes and its affiliates, and they may include our affiliates.

Initial Interest Rate. For any floating rate note, the interest rate in effect from the original issue date to the first interest reset date will be the initial interest rate. We will specify the initial interest rate or the manner in which it is determined in the relevant pricing supplement.

Spread or Spread Multiplier. In some cases, the interest rate basis for a floating rate note may be adjusted:

•	by adding or subtracting a specified number of basis points, called the spread, with one basis point being 0.01%; or

•	by multiplying the interest rate basis by a specified percentage, called the spread multiplier.

If you purchase a floating rate note, the relevant pricing supplement will indicate whether a spread or spread multiplier will apply to your note and, if so, the amount of the spread or spread multiplier.

Maximum and Minimum Rates. The actual interest rate, after being adjusted by the spread or spread multiplier, may also be subject to either or both of the following limits:

•	a maximum rate — i.e., a specified upper limit that the actual interest rate in effect at any time may not exceed; and/or

•	a minimum rate — i.e., a specified lower limit that the actual interest rate in effect at any time may not fall below.

If you purchase a floating rate note, the relevant pricing supplement will indicate whether a maximum rate and/or minimum rate will apply to your note and, if so, what those rates are.

Whether or not a maximum rate applies, the interest rate on a floating rate note will in no event be higher than the maximum rate permitted by New York law, as it may be modified by U.S. law of general application, and the Criminal Code (Canada). Under current New York law, the maximum rate of interest, with some exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per year on a simple interest basis. These limits do not apply to loans of $2,500,000 or more. The Criminal Code (Canada) limits the effective annual interest rate to 60%, although any amounts payable in excess of this limit would be paid out over time to ensure that such payments do not exceed 60% per year.

The rest of this subsection describes how the interest rate and the interest payment dates will be determined, and how interest will be calculated, on a floating rate note.

Interest Reset Dates. The rate of interest on a floating rate note will be reset, by the calculation agent described below, daily, weekly, monthly, quarterly, semi-annually or annually. The date on which the interest rate resets and the reset rate becomes effective is called the interest reset date. Except as otherwise specified in the relevant pricing supplement, the interest reset date will be as follows:

•	for floating rate notes that reset daily, each business day;

•	for floating rate notes that reset weekly and are not treasury rate notes, the Wednesday of each week;

•	for treasury rate notes that reset weekly, the Tuesday of each week;

•	for floating rate notes that reset monthly, the third Wednesday of each month;

•	for floating rate notes that reset quarterly, the third Wednesday of each of the four months of each year as specified in the relevant pricing supplement;

•	for floating rate notes that reset semi-annually, the third Wednesday of each of the two months of each year as specified in the relevant pricing supplement; and

•	for floating rate notes that reset annually, the third Wednesday of one month of each year as specified in the relevant pricing supplement.

For a floating rate note, the interest rate in effect on any particular day will be the interest rate determined with respect to the latest interest reset date that occurs on or before that day. There are several exceptions, however, to the reset provisions described above.

If any interest reset date for a floating rate note would otherwise be a day that is not a business day, the interest reset date will be postponed to the next day that is a business day. For a LIBOR or EURIBOR note, however, if that business day is in the next succeeding calendar month, the interest reset date will be the immediately preceding business day.

Interest Determination Dates. The interest rate that takes effect on an interest reset date will be determined by the calculation agent by reference to a particular date called an interest determination date. Except as otherwise indicated in the relevant pricing supplement:

•

for commercial paper rate, U.S. prime rate and federal funds rate notes, the interest determination date relating to a particular interest reset date will be the business day preceding the interest reset date;

•

for LIBOR notes, the interest determination date relating to a particular interest reset date, which we refer to as a LIBOR interest determination date, will be the second London business day preceding the interest reset date, unless the index currency is pounds sterling, in which case the interest determination date will be the interest reset date;

•

for EURIBOR notes, the interest determination date relating to a particular interest reset date, which we refer to as a EURIBOR interest determination date, will be the second euro business day preceding the interest reset date;

•

for treasury rate notes, the interest determination date relating to a particular interest reset date, which we refer to as a treasury interest determination date, will be the day of the week in which the interest reset date falls on which treasury bills — i.e., direct obligations of the U.S. government — would normally be auctioned. Treasury bills are usually sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the Tuesday of that week, except that the auction may be held on the preceding Friday. If as the result of a legal holiday an auction is held on the preceding Friday, that Friday will be the treasury interest determination date relating to the interest reset date occurring in the next succeeding week; and

•	for CMT rate, CMS rate and CPI rate notes, the interest determination date relating to a particular interest reset date will be the second business day preceding the interest reset date.

The interest determination date pertaining to a floating rate note the interest rate of which is determined with reference to two or more interest rate bases will be the latest business day which is at least two business days before the related interest reset date for the applicable floating rate note on which each interest rate basis is determinable.

Interest Calculation Dates. As described above, the interest rate that takes effect on a particular interest reset date will be determined by reference to the corresponding interest determination date. Except for LIBOR notes and EURIBOR notes, however, the determination of the rate will actually be made on a day no later than the corresponding interest calculation date. Except as specified in the relevant pricing supplement, the interest calculation date will be the earlier of the following:

•	the tenth calendar day after the interest determination date or, if that tenth calendar day is not a business day, the next succeeding business day; and

•	the business day immediately preceding the interest payment date or the maturity, whichever is the day on which the next payment of interest will be due.

The calculation agent need not wait until the relevant interest calculation date to determine the interest rate if the rate information it needs to make the determination is available from the relevant sources sooner.

Interest Payment Dates. The interest payment dates for a floating rate note will depend on when the interest rate is reset and, unless we specify otherwise in the relevant pricing supplement, will be as follows:

•	for floating rate notes that reset daily, weekly or monthly, the third Wednesday of each month;

•	for floating rate notes that reset quarterly, the third Wednesday of each of the four months of each year as specified in the relevant pricing supplement;

•	for floating rate notes that reset semi-annually, the third Wednesday of each of the two months of each year as specified in the relevant pricing supplement; or

•	for floating rate notes that reset annually, the third Wednesday of the month as specified in the relevant pricing supplement.

Regardless of these rules, if a note is originally issued after the regular record date and before the date that would otherwise be the first interest payment date, the first interest payment date will be the date that would otherwise be the second interest payment date.

In addition, the following special provision will apply to a floating rate note with regard to any interest payment date other than one that falls on the maturity date. If the interest payment date would otherwise fall on a day that is not a business day, then the interest payment date will be the next day that is a business day. If the maturity date of a floating rate note falls on a day that is not a business day, we will make the required payment of principal and any premium and interest on the next succeeding business day, and no additional interest will accrue in respect of the payment made on that next succeeding business day. However, unless otherwise specified in the relevant pricing supplement, if the floating rate note is a LIBOR note or a EURIBOR note and the next business day falls in the next calendar month, then the interest payment date or the date that the payment of principal and any premium will be made will be the immediately preceding business day.

Calculation Agent. We have initially appointed BMO Capital Markets Corp. as our calculation agent for the notes. See “Calculation of Interest” above for details regarding the role of the calculation agent.

The following are summaries of anticipated interest rate bases:

Commercial Paper Rate Notes. If you purchase a commercial paper rate note, your note will bear interest at an interest rate equal to the commercial paper rate and adjusted by the spread or spread multiplier, if any, indicated in the relevant pricing supplement.

The commercial paper rate will be the money market yield of the rate, for the relevant interest determination date, for commercial paper having the index maturity indicated in the relevant pricing supplement, as published in H.15(519) under the heading “Commercial Paper — Nonfinancial”. If the commercial paper rate cannot be determined as described above, the following procedures will apply.

•

If the rate described above does not appear in H.15(519) at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the commercial paper rate will be the rate, for the relevant interest determination date, for commercial paper having the index maturity specified in the relevant pricing supplement, as published in H.15 daily update or any other recognized electronic source used for displaying that rate, under the heading “Commercial Paper — Nonfinancial”.

•

If the rate described above does not appear in H.15(519), H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the commercial paper rate will be the money market yield of the arithmetic mean of the following offered rates for U.S. dollar commercial paper that has the relevant index maturity and is placed for an industrial issuer whose bond rating is “Aa,” or the equivalent, from a nationally recognized rating agency: the rates offered as of 11:00 A.M., New York City time, on the relevant interest determination date, by three leading U.S. dollar commercial paper dealers in New York City selected by the calculation agent.

•

If fewer than three dealers selected by the calculation agent are quoting as described above, the commercial paper rate for the new interest period will be the commercial paper rate in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

U.S. Prime Rate Notes. If you purchase a U.S. prime rate note, your note will bear interest at an interest rate equal to the U.S. prime rate and adjusted by the spread or spread multiplier, if any, indicated in the relevant pricing supplement.

The U.S. prime rate will be the rate, for the relevant interest determination date, published in H.15(519) under the heading “Bank prime loan”. If the U.S. prime rate cannot be determined as described above, the following procedures will apply.

•

If the rate described above does not appear in H.15(519) at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the U.S. prime rate will be the rate, for the relevant interest determination date, as published in H.15 daily update or another recognized electronic source used for the purpose of displaying that rate, under the heading “Bank prime loan”.

•

If the rate described above does not appear in H.15(519), H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the U.S. prime rate will be the arithmetic mean of the following rates as they appear on Reuters screen US PRIME 1 page: the rate of interest publicly announced by each bank appearing on that page as that bank’s prime rate or base lending rate, as of 11:00 A.M., New York City time, on the relevant interest determination date.

•

If fewer than four of these rates appear on Reuters screen US PRIME 1 page, the U.S. prime rate will be the arithmetic mean of the prime rates or base lending rates, as of the close of business on the relevant interest determination date, of three major banks in New York City selected by the calculation agent. For this purpose, the calculation agent will use rates quoted on the basis of the actual number of days in the year divided by a 360-day year.

•

If fewer than three banks selected by the calculation agent are quoting as described above, the U.S. prime rate for the new interest period will be the U.S. prime rate in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

LIBOR Notes. If you purchase a LIBOR note, your note will bear interest at an interest rate equal to LIBOR, which will be the London interbank offered rate for deposits in U.S. dollars or any other index currency, as noted in the relevant pricing supplement. In addition, when LIBOR is the interest rate basis the applicable LIBOR rate will be adjusted by the spread or spread multiplier, if any, indicated in the relevant pricing supplement. If the calculation agent determines on an interest determination date that LIBOR has been discontinued, then the calculation agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to LIBOR, provided that if the calculation agent determines there is an industry-accepted successor base rate that will have replaced LIBOR in the relevant market at the relevant time, then the calculation agent will use such successor base rate. If the calculation agent has determined a substitute or successor base rate in accordance with the foregoing, the calculation agent in its sole discretion may determine the business day convention, the definition of business day and the interest determination dates to be used, and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to LIBOR, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate. Unless the calculation agent uses a substitute or successor base rate as so provided, LIBOR will be determined in the following manner:

•

LIBOR will be the offered rate appearing on Reuters screen LIBOR page as of 11:00 A.M., London time, on the relevant LIBOR interest determination date, for deposits of the relevant index currency having the relevant index maturity beginning on the relevant interest reset date. The relevant pricing supplement will indicate the index currency, the index maturity and the reference page that apply to your LIBOR note. If no index currency is specified in the relevant pricing supplement, then the index currency for your LIBOR note will be U.S. dollars, and if no reference page is mentioned in the relevant pricing supplement, Reuters screen LIBOR01 page will apply to your LIBOR note.

•

If the rate described above does not appear on the Reuters screen LIBOR page, then LIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., London time, on the relevant LIBOR interest determination date, at which deposits of the following kind are offered to prime banks in the London interbank market by four major banks in that market selected by the calculation agent: deposits of the index currency having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount. The calculation agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, LIBOR for the relevant LIBOR interest determination date will be the arithmetic mean of the quotations.

•

If fewer than two quotations are provided as described above, LIBOR for the relevant interest reset date will be the arithmetic mean of the rates for loans of the following kind to leading European banks quoted, at approximately 11:00 A.M., in the applicable principal financial center, on that LIBOR interest determination date, by three major banks in that financial center selected by the calculation agent: loans of the index currency having the relevant index maturity, beginning on the relevant interest reset date and in a representative amount.

•

If fewer than three banks selected by the calculation agent are quoting as described above, LIBOR for the new interest period will be LIBOR in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

EURIBOR Notes. If you purchase a EURIBOR note, your note will bear interest at an interest rate equal to the interest rate for deposits in euro, designated as “EURIBOR” and sponsored jointly by the European Banking Federation and ACI — the Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing that rate. In addition, when EURIBOR is the interest rate basis the EURIBOR base rate will be adjusted by the spread or spread multiplier, if any, specified in the relevant pricing supplement. EURIBOR will be determined in the following manner:

•

EURIBOR will be the offered rate for deposits in euros having the index maturity specified in the relevant pricing supplement, beginning on the second euro business day after the relevant EURIBOR interest determination date, as that rate appears on Reuters screen EURIBOR01 page as of 11:00 A.M., Brussels time, on the relevant EURIBOR interest determination date.

•

If the rate described above does not appear on Reuters screen EURIBOR01 page, EURIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., Brussels time, on the relevant EURIBOR interest determination date, at which deposits of the following kind are offered to prime banks in the euro-zone interbank market by the principal euro-zone office of each of four major banks in that market selected by the calculation agent: euro deposits having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount. The calculation agent will request the principal euro-zone office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, EURIBOR for the relevant EURIBOR interest determination date will be the arithmetic mean of the quotations.

•

If fewer than two quotations are provided as described above, EURIBOR for the relevant EURIBOR interest determination date will be the arithmetic mean of the rates for loans of the following kind to leading euro-zone banks quoted, at approximately 11:00 A.M., Brussels time on that EURIBOR interest determination date, by three major banks in the euro-zone selected by the calculation agent: loans of euros having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount.

•

If fewer than three banks selected by the calculation agent are quoting as described above, EURIBOR for the new interest period will be EURIBOR in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

Treasury Rate Notes. If you purchase a treasury rate note, your note will bear interest at an interest rate equal to the treasury rate and adjusted by the spread or spread multiplier, if any, indicated in the relevant pricing supplement.

The treasury rate will be the rate for the auction, on the relevant treasury interest determination date, of treasury bills having the index maturity specified in the relevant pricing supplement, as that rate appears on Reuters screen USAUCTION10 or USAUCTION11 page under the heading “INVEST RATE”. If the treasury rate cannot be determined in this manner, the following procedures will apply.

•

If the rate described above does not appear on either page at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, the treasury rate will be the bond equivalent yield of the rate, for the relevant treasury interest determination date, for the type of treasury bill described above, as announced by the U.S. Department of the Treasury.

•

If the auction rate described in the prior paragraph is not so announced by 3:00 P.M., New York City time, on the relevant interest calculation date, or if no such auction is held for the relevant week, then the treasury rate will be the bond equivalent yield of the rate, for the relevant treasury interest determination date and for treasury bills having the specified index maturity, as published in H.15(519) under the heading “U.S. government securities/Treasury bills (secondary market)”.

•

If the rate described in the prior paragraph does not appear in H.15(519) at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the treasury rate will be the rate, for the relevant treasury interest determination date and for treasury bills having a remaining maturity closest to the specified index maturity, as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading “U.S. government securities/Treasury bills (secondary market)”.

•

If the rate described in the prior paragraph does not appear in H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the treasury rate will be the bond equivalent yield of the arithmetic mean of the following secondary market bid rates for the issue of treasury bills with a remaining maturity closest to the specified index maturity: the rates bid as of approximately 3:30 P.M., New York City time, on the relevant treasury interest determination date, by three primary U.S. government securities dealers in New York City selected by the calculation agent.

•

If fewer than three dealers selected by the calculation agent are quoting as described in the prior paragraph, the treasury rate in effect for the new interest period will be the treasury rate in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

CMT Rate Notes. If you purchase a CMT rate note, your note will bear interest at an interest rate equal to the CMT rate and adjusted by the spread or spread multiplier, if any, indicated in the relevant pricing supplement.

The CMT rate will be the following rate as published in H.15(519) opposite the heading “Treasury constant maturities,” as that rate is displayed on the designated CMT Reuters page under the column for the designated CMT index maturity:

•	if the designated CMT Reuters page is Reuters screen FRBCMT page, the rate for the relevant interest determination date; or

•

if the designated CMT Reuters page is Reuters screen FEDCMT page, the weekly or monthly average, as specified in the relevant pricing supplement, for the week that ends immediately before the week in which the relevant interest determination date falls, or for the month that ends immediately before the month in which the relevant interest determination date falls, as applicable.

If the CMT rate cannot be determined in this manner, the following procedures will apply.

•

If the applicable rate described above is not displayed on the relevant designated CMT Reuters page at 3:00 P.M., New York City time, on the relevant interest determination date, unless the calculation is made earlier and the rate is available from that source at that time, then the CMT rate will be the applicable treasury constant maturity rate described above — i.e., for the designated CMT index maturity and for either the relevant interest determination date or the weekly or monthly average, as applicable — as published in H.15(519) under the caption “Treasury constant maturities”.

•

If the designated CMT Reuters page is FRBCMT and the applicable rate described above does not appear in H.15(519) at 3:00 P.M., New York City time, on the relevant interest determination date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the CMT rate will be the treasury constant maturity rate for the designated CMT index maturity and with reference to the relevant interest determination date, that:

•	is published by the Board of Governors of the Federal Reserve System, or the U.S. Department of the Treasury; and

•	is determined by the calculation agent to be comparable to the rate that would otherwise have been published in H.15(519).

•

If the designated CMT Reuters page is FEDCMT and the applicable rate described above does not appear in H.15(519) at 3:00 P.M, New York City time, on the relevant interest determination date, unless the calculation is made earlier and the rate is available from that source at that time, the CMT rate will be the treasury constant maturity rate for the one-week or one-month rate, as applicable, for the designated CMT index maturity and with reference to the relevant interest determination date, that is otherwise announced by the Federal Reserve Bank of New York for the week or month, as applicable, immediately preceding that interest determination date.

•

If the designated CMT Reuters page is FRBCMT the rate described in the second preceding paragraph does not appear at 3:00 P.M., New York City time, on the relevant interest determination date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market bid rates for the most recently issued treasury notes having an original maturity equal to the designated CMT index maturity and a remaining term to maturity of not less than the designated CMT index maturity minus one year, and in a representative amount: the bid rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent. In selecting these bid rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation — or, if there is equality, one of the highest — and the lowest quotation — or, if there is equality, one of the lowest. If fewer than five but more than two such offered rates are provided, the CMT rate will be based on the arithmetic mean of the bid prices provided, and neither the highest nor lowest of such quotations will be eliminated. Treasury notes are direct, non callable, fixed rate obligations of the U.S. government.

•

If the designated CMT Reuters screen page is FEDCMT and the Federal Reserve Bank of New York does not publish a one-week or one-month rate, as applicable, for U.S. Treasury securities on the relevant interest determination date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market offered rates for the most recently issued treasury notes having an original maturity of approximately the designated CMT index maturity and a remaining term to maturity of not less than the designated CMT index maturity minus one year, and in a representative amount: the offered rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent. In selecting these offered rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation — or, if there is equality, one of the highest — and the lowest quotation or, if there is equality, one of the lowest. If fewer than five but more than two such offered rates are provided, the CMT rate will be based on the arithmetic mean of the bid prices provided, and neither the highest nor lowest of such quotations will be eliminated.

•

If the calculation agent is unable to obtain three quotations of the kind described in the prior two paragraphs, the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market bid rates for treasury notes with an original maturity longer than the designated CMT index maturity, with a remaining term to maturity closest to the designated CMT index maturity and in a representative amount: the bid rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent. In selecting these bid rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation (or, if there is equality, one of the highest) and the lowest quotation (or, if there is equality, one of the lowest).

•

If fewer than five but more than two of these primary dealers are quoting as described in the prior paragraph, then the CMT rate for the relevant interest determination date will be based on the arithmetic mean of the bid rates so obtained, and neither the highest nor the lowest of those quotations will be disregarded. If two treasury notes with an original maturity longer than the designated CMT index maturity have remaining terms to maturity that are equally close to the designated CMT index maturity, the calculation agent will obtain quotations for the treasury note with the shorter remaining term to maturity.

•

If two or fewer primary dealers selected by the calculation agent are quoting as described above, the CMT rate in effect for the new interest period will be the CMT rate in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

CMS Rate Notes. If you purchase a CMS rate note, your note will bear interest at an interest rate equal to the CMS rate and adjusted by the spread or spread multiplier, if any, indicated in the relevant pricing supplement.

The CMS rate will be the rate, on the relevant interest determination date, displayed on the Reuters screen ICESWAP1 page (or any page that may replace that page) by 11:00 A.M., New York City time.

•

If the applicable rate described above is no longer displayed by 11:00 A.M., New York City time, on the relevant interest determination date, unless the calculation is made earlier and the rate is available from that source at that time, then the CMS rate will be a percentage determined on the basis of the mid-market semi-annual swap rate quotations provided by five leading swap dealers in the New York City interbank market at approximately 11:00 A.M., New York City time, on the interest determination date. For this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with a term equal to the index maturity designated in the relevant pricing supplement commencing on the reset date and in a representative amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an Actual/360 day count basis, as such rate may be determined in accordance with the provisions set forth above under “— LIBOR Notes,” with an index maturity of three months. The calculation agent will select the five swap dealers after consultation with us and will request the principal New York City office of each of those dealers to provide a quotation of its rate. If at least three quotations are provided, the CMS rate for that interest determination date will be the arithmetic mean of the quotations, eliminating the highest and lowest quotations or, in the event of equality, one of the highest and one of the lowest quotations.

•

If fewer than three leading swap dealers selected by the calculation agent are quoting as described above, the CMS rate will be the CMS rate in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

CPI Rate Notes. If you purchase a CPI rate note, your note will bear interest at an interest rate equal to the CPI rate and adjusted by the spread or spread multiplier, if any, indicated in the relevant pricing supplement.

Except as otherwise specified in the relevant pricing supplement, the CPI rate will be the rate, determined as of the relevant interest determination date, expressed as a percentage and calculated in accordance with the following formula:

CPI rate =	(C–P)	– 1
P

•	“C” means the CPI (as defined below) applicable for the calendar month which is one month preceding the month of the relevant interest determination date;

•	“P” means the CPI applicable for the calendar month which is twelve months immediately preceding the calendar month for which C is determined; and

•

“CPI” means the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers, published monthly by the Bureau of Labor Statistics of the U.S. Department of Labor. For reference purposes only, the CPI is available on Bloomberg page CPURNSA or any successor service. In the event of an inconsistency between the CPI published on Bloomberg page CPURNSA and the CPI published by the Bureau of Labor Statistics, the CPI shall be the CPI published by the Bureau of Labor Statistics.

Federal Funds Rate Notes. If you purchase a federal funds rate note, your note will bear interest at an interest rate equal to the federal funds rate and adjusted by the spread or spread multiplier, if any, indicated in the relevant pricing supplement.

The federal funds rate will be the rate for U.S. dollar federal funds on the relevant interest determination date, as published in H.15(519) under the heading “Federal funds (effective),” as that rate is displayed on Reuters screen FEDFUNDS1 page under the heading “EFFECT”. If the federal funds rate cannot be determined in this manner, the following procedures will apply.

•

If the rate described above is not displayed on Reuters screen FEDFUNDS1 page at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the federal funds rate, for the relevant interest determination date, will be the rate described above as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading “Federal funds (effective)”.

•

If the rate described above is not displayed on Reuters screen FEDFUNDS1 page and does not appear in H.15(519), H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest determination date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the federal funds rate will be the arithmetic mean of the rates for the last transaction in overnight, U.S. dollar federal funds arranged, before 9:00 A.M., New York City time, on the business day following the relevant interest determination date, by three leading brokers of U.S. dollar federal funds transactions in New York City selected by the calculation agent.

•

If fewer than three brokers selected by the calculation agent are quoting as described above, the federal funds rate in effect for the new interest period will be the federal funds rate in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

Special Rate Calculation Terms. In this subsection entitled “Interest Rates,” we use several terms that have special meanings relevant to calculating floating interest rates. We define these terms as follows:

The term “bond equivalent yield” means a yield expressed as a percentage and calculated in accordance with the following formula:

bond equivalent yield =	D x N	x 100
360 – (D x M)

where

“D” means the annual rate for treasury bills quoted on a bank discount basis and expressed as a decimal;

“N” means 365 or 366, as the case may be; and

“M” means the actual number of days in the applicable interest reset period.

The term “business day” means, for any note, a day that meets all the following applicable requirements:

•

for all notes, is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law or executive order to close in New York City or Toronto;

•	if the note is a LIBOR note, is also a London business day;

•

if the note has a specified currency other than U.S. dollars or euros, is also a day on which banking institutions are not authorized or obligated by law or executive order to close in the applicable principal financial center; and

•	if the note is a EURIBOR note or has a specified currency of euros, or is a LIBOR note for which the index currency is euros, is also a euro business day.

The term “designated CMT index maturity” means the index maturity for a CMT rate note and will be the original period to maturity of a U.S. treasury security — either 1, 2, 3, 5, 7, 10, 20 or 30 years — specified in the relevant pricing supplement.

The term “designated CMT Reuters page” means the Reuters page mentioned in the relevant pricing supplement that displays treasury constant maturities as reported in H.15(519). If no Reuters page is so specified, then the applicable page will be Reuters screen FEDCMT page. If Reuters screen FEDCMT page applies but the relevant pricing supplement does not specify whether the weekly or monthly average applies, the weekly average will apply.

The term “euro business day” means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET2) System, or any successor system, is open for business.

The term “euro-zone” means, at any time, the region comprised of the member states of the European Economic and Monetary Union that, as of that time, have adopted a single currency in accordance with the Treaty on European Union of February 1992, as it may be amended from time to time.

“H.15(519)” means the weekly statistical release entitled “Statistical Release H.15(519),” or any successor publication, published by the Board of Governors of the Federal Reserve System.

“H.15 daily update” means the daily update of H.15(519) available through the Internet website of the Board of Governors of the Federal Reserve System, at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.

The term “index currency” means, with respect to a LIBOR note, the currency specified as such in the relevant pricing supplement. The index currency may be U.S. dollars or any other currency, and will be U.S. dollars unless another currency is specified in the relevant pricing supplement.

The term “index maturity” means, with respect to a floating rate note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the relevant pricing supplement.

“London business day” means any day on which dealings in the relevant index currency are transacted in the London interbank market.

The term “money market yield” means a yield expressed as a percentage and calculated in accordance with the following formula:

money market yield =	D x 360	x 100
360–(D x M)

where

“D” means the annual rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and

“M” means the actual number of days in the relevant interest reset period.

The term “principal financial center” means the capital city of the country to which an index currency relates (or the capital city of the country issuing the specified currency, as applicable), except that with respect to U.S. dollars, Australian dollars, Canadian dollars, South African rands and Swiss francs, the “principal financial center” means The City of New York, Sydney, Toronto, Johannesburg and Zurich, respectively, and with respect to euros, the principal financial center means London.

The term “representative amount” means an amount that, in the calculation agent’s judgment, is representative of a single transaction in the relevant market at the relevant time.

“Reuters screen” means the display on the Thomson Reuters 3000 Xtra service, or any successor or replacement service, on the page or pages specified in this prospectus supplement or in the relevant pricing supplement, or any successor or replacement page or pages on that service.

“Reuters screen EURIBOR01 page” means the display on the Reuters screen page titled “EURIBOR01” on which EURIBOR rates of major banks for the euro are displayed.

“Reuters screen FEDFUNDS1 page” means the display on the Reuters screen page titled “FEDFUNDS1” on which U.S. dollar federal funds rates are displayed.

“Reuters screen ICESWAP1 page” means the display on the Reuters screen page titled “ICESWAP1” on which CMS rates are displayed.

“Reuters screen LIBOR page” means the display on the Reuters screen page titled “LIBOR01” or “LIBOR02”, as specified in the relevant pricing supplement, on which London interbank rates of major banks for the relevant index currency are displayed.

“Reuters screen USAUCTION10 or USAUCTION11 page” means the display on the Reuters screen page titled “USAUCTION10” or “ USAUCTION11” on which U.S. Treasury auction rates are displayed.

“Reuters screen US PRIME 1 page” means the display on the Reuters screen page titled “US PRIME 1” for the purpose of displaying prime rates or base lending rates of major U.S. banks.

If, when we use the terms designated CMT Reuters page, H.15(519), H.15 daily update, Reuters screen EURIBOR01 page, Reuters screen FEDFUNDS1 page, Reuters screen ICESWAP1 page, Reuters screen LIBOR01 page or LIBOR02 page, Reuters screen USAUCTION10 or USAUCTION11 page or Reuters screen US PRIME 1 page, or, we refer to a particular heading or headings on any of those pages, those references include any successor or replacement heading or headings as determined by the calculation agent.

Payment Mechanics

Who Receives Payment?

If interest is due on a note on an interest payment date, we will pay the interest to the person or entity in whose name the note is registered at the close of business on the regular record date relating to the interest payment date. If interest is due at maturity but on a day that is not an interest payment date, we will pay the interest to the person or entity entitled to receive the principal of the note. If principal or another amount besides interest is due on a note at maturity, we will pay the amount to the holder of the note against surrender of the note at a proper place of payment (or, in the case of a global note, in accordance with the applicable policies of the depositary).

How We Will Make Payments Due in U.S. Dollars

We will follow the practice described in this subsection when paying amounts due in U.S. dollars. Payments of amounts due in other currencies will be made as described in the next subsection.

Payments on Global Notes. We will make payments on a global note directly to the registered holder, which will be the depositary or its nominee, and otherwise in accordance with the applicable policies of the depositary as in effect from time to time. We will not make payments to any indirect holders who own beneficial interests in the global note. An indirect holder’s right to receive those payments will be governed by the rules and practices of the depositary and its participants, as described under “Global Notes” and in the accompanying prospectus in the section “Description of Debt Securities We May Offer — Legal Ownership and Book-Entry Issuance”.

Payments on Non-Global Notes. We will make payments on a note in non-global form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all other payments by check at the paying agent described below, against surrender of the note in the case of principal and any other amounts due at maturity. All payments by check will be made in next-day funds — i.e., funds that become available on the day after the check is cashed.

Alternatively, if a non-global note has a face amount of at least $1,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the note by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request wire payment, the holder must give the paying agent appropriate wire transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the holder on the relevant regular record date. In the case of any other payment, payment will be made only after the note is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their notes.

How We Will Make Payments Due In Other Currencies

We will follow the practice described in this subsection when paying amounts that are due in a specified currency other than U.S. dollars.

Payments on Global Notes. We will make payments on a global note in accordance with the relevant policies as in effect from time to time of the depositary, which, unless otherwise specified in the relevant pricing supplement or product supplement, will be DTC, Euroclear or Clearstream. Unless we specify otherwise in the relevant pricing supplement or product supplement, DTC will be the depositary for all notes in global form. We understand that DTC’s policies, as currently in effect, are as follows.

Unless otherwise indicated in the relevant pricing supplement or product supplement, if you are an indirect holder of global notes denominated in a specified currency other than U.S. dollars and if you elect to receive payments in that other currency, you must notify the participant through which your interest in the global note is held of your election:

•	on or before the applicable regular record date, in the case of a payment of interest, or

•	on or before the 16th day prior to stated maturity, or on or before any redemption or repayment date, in the case of payment of principal or any premium.

You may elect to receive all or only a portion of any interest, principal or premium payment in a specified currency other than U.S. dollars.

Your participant must, in turn, notify DTC of your election on or before the third DTC business day after that regular record date, in the case of a payment of interest, and on or before the 12th DTC business day prior to stated maturity, or on the redemption or repayment date if your note is redeemed or repaid earlier, in the case of a payment of principal or any premium.

DTC, in turn, will notify the paying agent of your election in accordance with DTC’s procedures.

If complete instructions are received by the participant and forwarded by the participant to DTC, and by DTC to the paying agent, on or before the dates noted above, the paying agent, in accordance with DTC’s instructions will make the payments to you or your participant by wire transfer of immediately available funds to an account maintained by the payee with a bank located in the country issuing the specified currency or in another jurisdiction acceptable to us and the paying agent.

If the foregoing steps are not properly completed, we expect DTC to inform the paying agent that payment is to be made in U.S. dollars. In that case, we or our agent will convert the payment to U.S. dollars in the manner described below under “Conversion to U.S. Dollars”. We expect that we or our agent will then make the payment in U.S. dollars to DTC and that DTC in turn will pass it along to its participants.

Indirect holders of a global note denominated in a currency other than U.S. dollars should consult their banks or brokers for information on how to request payment in the specified currency.

Payments on Non-Global Notes. Except as described in the last paragraph under this heading, we will make payments on notes in non-global form in the applicable specified currency. We will make these payments by wire transfer of immediately available funds to any account that is maintained in the applicable specified currency at a bank designated by the holder that is acceptable to us and the trustee. To designate an account for wire payment, the holder must give the paying agent appropriate wire instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the holder on the regular record date. In the case of any other payment (including payments of principal and any other amounts due at maturity), the payment will be made only after the note is surrendered to the paying agent. Any instructions, once properly given, will remain in effect unless and until new instructions are properly given in the manner described above.

If a holder fails to give instructions as described above, we will notify the holder at the address in the trustee’s records and will make the payment within five business days after the holder provides appropriate instructions. With respect to payments of interest, if the holder fails to give appropriate instructions for payment within 30 days after the notice described above has been delivered, we may, but are not required to, at our option, make such interest payment by check mailed to the holder at his or her address shown on the trustee’s records as of the close of business on the applicable regular record date. Any late payment made in these circumstances will be treated under the indenture as if made on the due date, and no interest will accrue on the late payment from the due date to the date paid.

Although a payment on a note in non-global form may be due in a specified currency other than U.S. dollars, we will make the payment in U.S. dollars if the holder asks us to do so. To request U.S. dollar payment, the holder must provide appropriate written notice to the trustee at least five business days before the next due date for which payment in U.S. dollars is requested. In the case of any interest payment due on an interest payment date, the request must be made by the person or entity who is the holder on the regular record date. Any request, once properly made, will remain in effect unless and until revoked by notice properly given in the manner described above.

Book-entry and other indirect holders of a note with a specified currency other than U.S. dollars should contact their banks or brokers for information about how to receive payments in the specified currency or in U.S. dollars.

Conversion to U.S. Dollars. When we are asked by a holder to make payments in U.S. dollars of an amount due in another currency, either on a global note or a non-global note as described above, the exchange rate agent described below will calculate the U.S. dollar amount the holder receives in the exchange rate agent’s discretion.

A holder that requests payment in U.S. dollars will bear all associated currency exchange costs, which will be deducted from the payment.

When the Specified Currency is Not Available. If we are obligated to make any payment in a specified currency other than U.S. dollars, and the specified currency or any successor currency is not available to us due to circumstances beyond our control — such as the imposition of exchange controls or a disruption in the currency markets — we will be entitled to satisfy our obligation to make the payment in that specified currency by making the payment in U.S. dollars, on the basis of the exchange rate determined by the exchange rate agent described below, in its discretion.

The foregoing will apply to any note, whether in global or non-global form, and to any payment, including a payment at maturity. Any payment made under the circumstances and in a manner described above will not result in a default under any note or the indenture.

Exchange Rate Agent. If we issue a note in a specified currency other than U.S. dollars, we will appoint a financial institution to act as the exchange rate agent and will name the institution initially appointed when the note is originally issued in the relevant pricing supplement or product supplement. We may select BMO Capital Markets Corp. or another of our affiliates to perform this role. We may change the exchange rate agent from time to time after the original issue date of the note without your consent and without notifying you of the change.

All determinations made by the exchange rate agent will be at its sole discretion unless we state in the relevant pricing supplement or product supplement that any determination requires our approval. In the absence of manifest error, those determinations will be conclusive for all purposes and binding on you and us, without any liability on the part of the exchange rate agent.

Payment When Offices Are Closed

If any payment is due on a note on a day that is not a business day, we will make the payment on the next day that is a business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original due date. Postponement of this kind will not result in a default under any note or the indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day. The term business day has a special meaning, which we describe above under “Interest Rates — Floating Rate Notes — Special Rate Calculation Terms”.

Paying Agent

We may appoint one or more financial institutions to act as our paying agents, at whose designated offices notes in non-global form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We are required to appoint a paying agent in each place of payment for the notes. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. We have appointed Wells Fargo Bank, National Association as the initial paying agent. We must notify you of changes in the paying agents.

Unclaimed Payments

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Notices

Notices to be given to holders of a global note will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of notes not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed.

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive notices.

Withholding

The Bank or the applicable paying agent will deduct or withhold from a payment on a note any present or future tax, duty, assessment or other governmental charge that the Bank determines is required by law or the interpretation or administration thereof to be deducted or withheld. Payments on a note will not be increased by any amount to offset such deduction or withholding, unless otherwise specified in the relevant pricing supplement and/or product supplement.

Canadian Bank Resolution Powers

General

Under Canadian bank resolution powers, the CDIC may, in circumstances where the Bank has ceased, or is about to cease, to be viable, assume temporary control or ownership of the Bank and may be granted broad powers by one or more Orders, including the power to sell or dispose of all or a part of the assets of the Bank, and the power to carry out or cause the Bank to carry out a transaction or a series of transactions the purpose of which is to restructure the business of the Bank. As part of the Canadian bank resolution powers, certain provisions of, and regulations under, the Bank Act, the CDIC Act and certain other Canadian federal statutes pertaining to banks, which we refer to collectively as the “bail-in regime,” provide for a bank recapitalization regime for banks designated by the Superintendent as D-SIBs, which include the Bank.

The expressed objectives of the bail-in regime include reducing government and taxpayer exposure in the unlikely event of a failure of a D-SIB, reducing the likelihood of such a failure by increasing market discipline and reinforcing that bank shareholders and creditors are responsible for the D-SIBs’ risks and not taxpayers, and preserving financial stability by empowering the CDIC to quickly restore a failed D-SIB to viability and allow it to remain open and operating, even where the D-SIB has experienced severe losses.

Under the CDIC Act, in circumstances where the Superintendent is of the opinion that the Bank has ceased, or is about to cease, to be viable and viability cannot be restored or preserved by exercise of the Superintendent’s powers under the Bank Act, the Superintendent, after providing the Bank with a reasonable opportunity to make representations, is required to provide a report to CDIC. Following receipt of the Superintendent’s report, CDIC may request the Minister of Finance for Canada (the “Minister of Finance”) to recommend that the Governor in Council (Canada) make an Order and, if the Minister of Finance is of the opinion that it is in the public interest to do so, the Minister of Finance may recommend that the Governor in Council (Canada) make, and on that recommendation, the Governor in Council (Canada) may make, one or more of the following Orders:

•	vesting in CDIC, the shares and subordinated debt of the Bank specified in the Order, which we refer to as a “vesting order”;

•	appointing CDIC as receiver in respect of the Bank, which we refer to as a “receivership order”;

•

if a receivership order has been made, directing the Minister of Finance to incorporate a federal institution designated in the Order as a bridge institution wholly owned by CDIC and specifying the date and time as of which the Bank’s deposit liabilities are assumed, which we refer to as a “bridge bank order”; or

•

if a vesting order or receivership order has been made, directing CDIC to carry out a conversion, by converting or causing the Bank to convert, in whole or in part — by means of a transaction or series of transactions and in one or more steps — the shares and liabilities of the Bank that are subject to the bail-in regime into common shares of the Bank or any of its affiliates, which we refer to as a “conversion order”.

Following a vesting order or receivership order, CDIC will assume temporary control or ownership of the Bank and will be granted broad powers under that Order, including the power to sell or dispose of all or a part of the assets of the Bank, and the power to carry out or cause the Bank to carry out a transaction or a series of transactions the purpose of which is to restructure the business of the Bank.

Under a bridge bank order, CDIC has the power to transfer the Bank’s insured deposit liabilities and certain assets and other liabilities of the Bank to a bridge institution. Upon the exercise of that power, any assets and liabilities of the Bank that are not transferred to the bridge institution would remain with the Bank, which would then be wound up. In such a scenario, any liabilities of the Bank, including any outstanding notes (whether or not such notes are bail-inable notes) that are not assumed by the bridge institution could receive only partial or no repayment in the ensuing wind-up of the Bank.

Upon the making of a conversion order, prescribed shares and liabilities under the bail-in regime that are subject to that conversion order will, to the extent converted, be converted into common shares of the Bank or any of its affiliates, as determined by CDIC. Subject to certain exceptions discussed below, senior debt issued on or after September 23, 2018, with an initial or amended term to maturity (including explicit or embedded options) greater than 400 days, that is unsecured or partially secured and that has been assigned a CUSIP or ISIN or similar identification number are subject to a bail-in conversion. Shares, other than common shares, and subordinated debt of the Bank are also subject to a bail-in conversion, unless they are non-viability contingent capital.

Shares and liabilities which would otherwise be bail-inable but were issued before September 23, 2018 are not subject to a bail-in conversion unless, in the case of any such liability, including any notes, the terms of that liability are amended to increase the principal amount or to extend the term to maturity on or after September 23, 2018, and that liability, as amended, meets the requirements to be subject to a bail-in conversion. Covered bonds, certain derivatives and certain structured notes (as such term is used under the bail-in regime) are expressly excluded from a bail-in conversion. To the extent that any notes constitute structured notes (as such term is used under the bail-in regime) they will not be bail-inable notes. As a result, claims of some creditors whose claims would otherwise rank equally with those of the holders holding bail-inable notes would be excluded from a bail-in conversion and thus the holders and beneficial owners of bail-inable notes will have to absorb losses ahead of these other creditors as a result of the bail-in conversion. The terms and conditions of the bail-in conversion will be determined by CDIC in accordance with and subject to certain requirements discussed below.

Bail-in Conversion

Under the bail-in regime there is no fixed and pre-determined contractual conversion ratio for the conversion of the bail-inable notes, or other shares or liabilities of the Bank that are subject to a bail-in conversion, into common shares of the Bank or any of its affiliates nor are there specific requirements regarding whether liabilities subject to a bail-in conversion are converted into common shares of the Bank or any of its affiliates. CDIC determines the timing of the bail-in conversion, the portion of bail-inable shares and liabilities to be converted and the terms and conditions of the conversion, subject to parameters set out in the bail-in regime. Those parameters include that:

•	in carrying out a bail-in conversion, CDIC must take into consideration the requirement in the Bank Act for banks to maintain adequate capital;

•

CDIC must use its best efforts to ensure that shares and liabilities subject to a bail-in conversion are only converted after all subordinate ranking shares and liabilities that are subject to a bail-in conversion and any subordinate non-viability contingent capital instruments have been previously converted or are converted at the same time;

•

CDIC must use its best efforts to ensure that the converted part of the liquidation entitlement of a share subject to a bail-in conversion, or the converted part of the principal amount and accrued and unpaid interest of a liability subject to a bail-in conversion, is converted on a pro rata basis for all shares or liabilities subject to a bail-in conversion of equal rank that are converted during the same restructuring period;

•

holders of shares and liabilities that are subject to a bail-in conversion must receive a greater number of common shares per dollar of the converted part of the liquidation entitlement of their shares, or the converted part of the principal amount and accrued and unpaid interest of their liabilities, than holders of any subordinate shares or liabilities subject to a bail-in conversion that are converted during the same restructuring period or of any subordinate non-viability contingent capital that is converted during the same restructuring period;

•

holders of shares or liabilities subject to a bail-in conversion of equal rank that are converted during the same restructuring period must receive the same number of common shares per dollar of the converted part of the liquidation entitlement of their shares or the converted part of the principal amount and accrued and unpaid interest of their liabilities; and

•

holders of shares or liabilities subject to a bail-in conversion must receive, if any non-viability contingent capital of equal rank to the shares or liabilities is converted during the same restructuring period, a number of common shares per dollar of the converted part of the liquidation entitlement of their shares, or the converted part of the principal amount and accrued and unpaid interest of their liabilities, that is equal to the largest number of common shares received by any holder of the non-viability contingent capital per dollar of that capital.

Compensation Regime

The CDIC Act provides for a compensation process for holders of bail-inable notes who immediately prior to the making of an Order, directly or through an intermediary, own bail-inable notes that are converted in a bail-in conversion. While this process applies to successors of those holders it does not apply to assignees or transferees of the holder following the making of the Order and does not apply if the amounts owing under the relevant bail-inable notes are paid in full.

Under the compensation process, the compensation to which such holders are entitled is the difference, to the extent it is positive, between the estimated liquidation value and the estimated resolution value of the relevant bail-inable notes. The liquidation value is the estimated value the bail-inable noteholders would have received if an order under the Winding-up and Restructuring Act (Canada) had been made in respect of the Bank, as if no

Order had been made and without taking into consideration any assistance, financial or otherwise, that is or may be provided to the Bank, directly or indirectly, by CDIC, the Bank of Canada, the Government of Canada or a province of Canada, after any order to wind up the Bank has been made.

The resolution value in respect of relevant bail-inable notes is the aggregate estimated value of the following: (a) the relevant bail-inable notes, if they are not held by CDIC and they are not converted, after the making of an Order, into common shares under a bail-in conversion; (b) common shares that are the result of a bail-in conversion after the making of an Order; (c) any dividend or interest payments made, after the making of the Order, with respect to the relevant bail-inable notes to any person other than CDIC; and (d) any other cash, securities or other rights or interests that are received or to be received with respect to the relevant bail-inable notes as a direct or indirect result of the making of the Order and any actions taken in furtherance of the Order, including from CDIC, the Bank, the liquidator of the Bank, if the Bank is wound up, the liquidator of a CDIC subsidiary incorporated or acquired by order of the Governor in Council for the purposes of facilitating the acquisition, management or disposal of real property or other assets of the Bank that CDIC may acquire as the result of its operations that is liquidated or the liquidator of a bridge institution if the bridge institution is wound up.

In connection with the compensation process, CDIC is required to estimate the liquidation value and the resolution value in respect of the portion of converted bail-inable notes and is required to consider the difference between the estimated day on which the liquidation value would be received and the estimated day on which the resolution value is, or would be, received.

CDIC must, within a reasonable period following a bail-in conversion, make an offer of compensation by notice to the relevant holders that held bail-inable notes equal to, or in value estimated to be equal to, the amount of compensation to which such holders are entitled or provide a notice stating that such holders are not entitled to any compensation. In either case, such offer or notice is required to include certain prescribed information, including important information regarding the rights of such holders to seek to object and have the compensation to which they are entitled determined by an assessor (a Canadian Federal Court judge) where holders of liabilities representing at least 10% of the principal amount and accrued and unpaid interest of the liabilities of the same class object to the offer or absence of compensation. The period for objecting is limited (45 days following the day on which a summary of the notice is published in the Canada Gazette) and failure by holders holding a sufficient principal amount plus accrued and unpaid interest of affected bail-inable notes to object within the prescribed period will result in the loss of any ability to object to the offered compensation or absence of compensation, as applicable. CDIC will pay the relevant holders the offered compensation within 135 days after the date on which a summary of the notice is published in the Canada Gazette if the offer of compensation is accepted, the holder does not notify CDIC of acceptance or objection to the offer or if the holder objects to the offer but the 10% threshold described above is not met within the aforementioned 45-day period.

Where an assessor is appointed, the assessor could determine a different amount of compensation payable, which could either be higher or lower than the original amount. The assessor is required to provide holders, whose compensation it determines, notice of its determination. The assessor’s determination is final and there are no further opportunities for review or appeal. CDIC will pay the relevant holders the compensation amount determined by the assessor within 90 days of the assessor’s notice.

By its acquisition of an interest in any bail-inable note, each holder or beneficial owner of that note is deemed to be bound by a bail-in conversion and so will have no further rights in respect of its bail-inable notes to the extent those bail-inable notes are converted in a bail-in conversion, other than those provided under the bail-in regime.

A similar compensation process to the one set out above applies, in certain circumstances, where as a result of CDIC’s exercise of bank resolution powers, notes are assigned to an entity which is then wound-up.

TLAC Guideline

In connection with the bail-in regime, the TLAC Guideline applies to and establishes standards for D-SIBs, including the Bank. Under the TLAC Guideline, beginning November 1, 2021, the Bank is required to maintain a minimum capacity to absorb losses composed of unsecured external long-term debt that meets the prescribed criteria or regulatory capital instruments to support recapitalization in the event of a failure. Bail-inable notes and regulatory capital instruments that meet the prescribed criteria will constitute TLAC of the Bank.

In order to comply with the TLAC Guideline, our indenture provides for terms and conditions for the bail-inable notes necessary to meet the prescribed criteria and qualify at their issuance as TLAC instruments of the Bank under the TLAC Guideline. Those criteria include the following:

•	the Bank cannot directly or indirectly have provided financing to any person for the express purpose of investing in the bail-inable notes;

•	the bail-inable note is not subject to set-off or netting rights;

•

the bail-inable note must not provide rights to accelerate repayment of principal or interest payments outside of bankruptcy, insolvency, wind-up or liquidation, except that events of default relating to the non-payment of scheduled principal and/or interest payments will be permitted where they are subject to a cure period of no less than 30 business days and clearly disclose to investors that: (i) acceleration is only permitted where an Order has not been made in respect of the Bank; and (ii) notwithstanding any acceleration, the instrument continues to be subject to a bail-in conversion prior to its repayment;

•

the bail-inable note may be redeemed or purchased for cancellation only at the initiative of the Bank and, where the redemption or purchase would lead to a breach of the Bank’s TLAC requirements, that redemption or purchase would be subject to the prior approval of the Superintendent;

•	the bail-inable note does not have credit-sensitive dividend or coupon features that are reset periodically based in whole or in part on the Bank’s credit standing; and

•

where an amendment or variance of the bail-inable note’s terms and conditions would affect its recognition as TLAC, that amendment or variance will only be permitted with the prior approval of the Superintendent.

Other Provisions; Addenda

Any provisions relating to the notes, including the determination of the interest rate basis, calculation of the interest rate applicable to a floating rate note, its interest payment dates, any redemption or repayment provisions, or any other term relating thereto, may be modified and/or supplemented by the terms as specified under “Other Provisions” on the face of the applicable notes or in an addendum relating to the applicable notes, if so specified on the face of the applicable notes, and, in each case, in the relevant pricing supplement and/or product supplement.

CERTAIN INCOME TAX CONSEQUENCES

Certain Canadian Income Tax Considerations

In the opinion of Osler, Hoskin & Harcourt LLP, the following summary describes the principal Canadian federal income tax considerations generally applicable to a holder of notes who acquires, as beneficial owner, notes pursuant to this prospectus supplement and, where notes are bail-inable notes, common shares of the Bank or any affiliate of the Bank on a bail-in conversion (“Common Shares”), and who, at all relevant times, for the purposes of the Income Tax Act (Canada) and the regulations thereunder (collectively the “Act”) and any applicable income tax convention, (i) is not resident and is not deemed to be resident in Canada, (ii) deals at arm’s length with the Bank, any issuer of Common Shares, and with any Canadian resident (or deemed Canadian resident) to whom the holder disposes of notes, (iii) is not a “specified non-resident shareholder” of the Bank for purposes of subsection 18(5) of the Act or a non-resident person not dealing at arm’s length with a “specified shareholder” of the Bank for purposes of subsection 18(5) of the Act, (iv) does not use or hold notes or Common Shares in or in the course of a business carried on or deemed to be carried on in Canada, (v) is entitled to receive all payments made in respect of the notes and (vi) is not an insurer that carries on an insurance business in Canada and elsewhere (a “Non-resident Holder”).

This summary is based upon the provisions of the Act in force on the date hereof and an understanding of the current administrative policies and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice, whether by legislative, regulatory, administrative or judicial action, nor does it take into account provincial, territorial or foreign income tax legislation, which may differ from those discussed herein. Subsequent developments could have a material effect on the following description. This summary assumes that no interest paid on the notes will be in respect of a debt or other obligation to pay an amount to a person with whom the Bank does not deal at arm’s length, within the meaning of the Act.

This summary is of a general nature only and is not exhaustive of all Canadian federal income tax considerations. It is not intended to be legal or tax advice to any particular holder, or in respect of any particular issuance of notes, the terms and conditions of which will be material to the Canadian federal income tax considerations with respect thereto. The Canadian federal income tax considerations may be supplemented, amended and/or replaced in a pricing supplement or product supplement based on the terms and conditions of the notes issued pursuant to such pricing supplement or product supplement, as the case may be. Accordingly, prospective purchasers of notes should consult their own tax advisors with respect to their particular circumstances, and in any event where notes are otherwise issued without disclosure of Canadian federal income tax considerations.

For purposes of the Act, all amounts not otherwise expressed in Canadian dollars must be converted into Canadian dollars based on the single day exchange rate quoted by the Bank of Canada or such other rate that is acceptable to the Minister of National Revenue (Canada).

Interest paid or credited or deemed for purposes of the Act to be paid or credited on a note (including amounts on account or in lieu of payment of, or in satisfaction of, interest) to a Non-resident Holder will not be subject to Canadian non-resident withholding tax, unless any portion of such interest (other than on a “prescribed obligation” described below) is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation (“Participating Debt Interest”). A “prescribed obligation” is a debt obligation the terms or conditions of which provide for an adjustment to an amount payable in respect of the obligation for a period during which the obligation was outstanding which adjustment is determined by reference to a change in the purchasing power of money and no amount payable in respect thereof, other than an amount determined by reference to a change in the purchasing power of money, is contingent or dependent on the use of or production from property in Canada or is computed by reference to any of the criteria described in the definition of Participating Debt Interest. If any interest payable on a note, or any portion of the principal amount of a note in excess of its issue price, is to be calculated by reference to an index or formula, interest on the note, together with any such portion of such principal, may be subject to Canadian non-resident withholding tax.

In the event that a note which is not exempt from Canadian withholding tax under its terms is redeemed, cancelled, repurchased or purchased by the Bank or any other person resident or deemed to be resident in Canada from a Non-resident Holder or is otherwise assigned or transferred by a Non-resident Holder to a person resident or deemed to be resident in Canada for an amount which exceeds, generally, the issue price thereof, the excess may be deemed to be interest and may, together with any interest that has accrued on the note to that time, be subject to non-resident withholding tax. Such excess will not be subject to withholding tax if, in certain circumstances, the note is considered an “excluded obligation” for purposes of the Act. A note will be an excluded obligation for this purpose if it is not an “indexed debt obligation” (defined below) and it was issued for an amount not less than 97% of the principal amount (as defined for the purposes of the Act) of the note, and the yield from which, expressed in terms of an annual rate (determined in accordance with the Act) on the amount for which the note was issued does not exceed 4/3 of the interest stipulated to be payable on the note, expressed in terms of an annual rate on the outstanding principal amount from time to time. An “indexed debt obligation” is a debt obligation the terms or conditions of which provide for an adjustment to an amount payable in respect of the obligation for a period during which the obligation was outstanding that is determined by reference to a change in the purchasing power of money.

Generally, there are no other taxes on income (including taxable capital gains) payable by a Non-resident Holder on any interest, discount, or premium in respect of a note or on the proceeds received by a Non-resident Holder on the disposition of a Note (including redemption, payment on maturity, bail-in conversion, cancellation, purchase or repurchase).

Dividends paid or credited, or deemed under the Tax Act to be paid or credited, on Common Shares of the Bank or of any affiliate of the Bank that is a Canadian resident corporation to a Non-resident Holder will generally be subject to Canadian non-resident withholding tax at the rate of 25% on the gross amount of such dividends unless the rate is reduced under the provisions of an applicable income tax treaty or convention between Canada and the country of residence of the Non-resident Holder.

A Non-resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized on a disposition or deemed disposition of a Common Share unless the Common Share is or is deemed to be “taxable Canadian property” of the Non-resident Holder for the purposes of the Tax Act and the Non-resident Holder is not entitled to an exemption under an applicable income tax convention between Canada and the country in which the Non-resident Holder is resident.

United States Federal Income Taxation

Investors should read carefully the description of material United States federal income tax consequences of owning debt securities under “United States Federal Income Taxation” in the accompanying prospectus. It is the opinion of Sullivan & Cromwell LLP, United States tax counsel to Bank of Montreal, that commercial paper rate notes, U.S. prime rate notes, LIBOR notes, EURIBOR notes, treasury rate notes, CMT rate notes, CMS rate notes and federal funds rate notes generally will be treated as variable rate debt securities under the rules described under “United States Federal Income Taxation — Tax consequences to holders of our debt securities — Original Issue Discount — Variable Rate Debt Securities” in the accompanying prospectus, provided that (i) such notes meet the principal payments requirement discussed therein; (ii) the spread multiplier, if any, satisfies the restrictions discussed therein; (iii) the maximum and minimum rates, if any, satisfy the restrictions discussed therein; and (iv) interest on the notes is paid or compounded at least annually as discussed therein. The tax treatment of any CPI rate notes will be addressed in the applicable pricing supplement.

It is the opinion of Sullivan & Cromwell LLP, United States tax counsel to Bank of Montreal, that the notes that are bail-inable notes should be classified as debt instruments for U.S. federal income tax purposes and the discussion above and under “United States Federal Income Taxation” in the accompanying prospectus assumes that the notes that are bail-inable notes will be so treated.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We and BMO Capital Markets Corp., as the agent, have entered into a distribution agreement with respect to the notes. Subject to certain conditions, the agent has agreed to use its reasonable efforts to solicit purchases of the notes. We have the right to accept offers to purchase notes and may reject any proposed purchase of the notes. The agent may also reject any offer to purchase notes. We will pay the agent a commission on any notes sold through the agent. The commission is expected to range from 0% to 3% of the principal amount of the notes for fixed rate and floating rate notes, depending on the stated maturity of the notes. The commission is expected to range from 1% to 5% of the principal amount of the notes for indexed and other structured notes, or such other amount as may be agreed between the agent and Bank of Montreal. Under no circumstances will underwriting compensation exceed 8% of the offering proceeds.

We may also sell notes to the agent, who will purchase the notes as principal for its own account. In that case, the agent will purchase the notes at a price equal to the issue price specified in the relevant pricing supplement, less any discount or commission to be agreed with us at the time of the offering.

The agent may resell any notes it purchases as principal to other brokers or dealers at a discount, which may include all or part of the discount the agent received from us. If all the notes are not sold at the initial offering price, the agent may change the offering price and the other selling terms.

We may also sell notes directly to investors. We will not pay commissions on notes we sell directly.

We have reserved the right to withdraw, cancel or modify the offer made by this prospectus supplement without notice and may reject orders in whole or in part whether placed directly with us or with an agent. No termination date has been established for the offering of the notes.

The agent, whether acting as agent or principal, may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). We have agreed to indemnify the agent against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities.

If the agent sells notes to dealers who resell to investors and the agent pays the dealers all or part of the discount or commission they receive from us, those dealers may also be deemed to be “underwriters” within the meaning of the Securities Act.

Unless otherwise indicated in any additional applicable supplement, payment of the purchase price of notes, other than notes denominated in a non-U.S. dollar currency, will be required to be made in funds immediately available in The City of New York. The notes will be in the Same Day Funds Settlement System at DTC and, to the extent the secondary market trading in the notes is effected through the facilities of such depositary, such trades will be settled in immediately available funds.

We may appoint agents, other than or in addition to BMO Capital Markets Corp., with respect to the notes. Any other agents will be named in the relevant pricing supplements and those agents will enter into the distribution agreement referred to above. The other agents may be affiliates or customers of Bank of Montreal and may engage in transactions with and perform services for Bank of Montreal in the ordinary course of business. BMO Capital Markets Corp. may resell notes to or through another of our affiliates, as selling agent.

The notes are a new issue of securities, and there will be no established trading market for any note before its original issue date. We do not plan to list the notes on a securities exchange or quotation system. If we determine to list particular notes on a securities exchange or quotation system, the relevant pricing supplement or an applicable product supplement will so state. We have been advised by BMO Capital Markets Corp. that it intends to make a market in the notes. However, neither BMO Capital Markets Corp. nor any of our other affiliates nor any other agent named in the relevant pricing supplement that makes a market is obligated to do so, and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

This prospectus supplement may be used by BMO Capital Markets Corp. in connection with offers and sales of the notes in market-making transactions. In a market-making transaction, BMO Capital Markets Corp. may resell a note it acquires from other holders after the original offering and sale of the note. Resales of this kind may occur in the open market or may be privately negotiated, at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, BMO Capital Markets Corp. may act as principal or agent, including as agent for the counterparty in a transaction in which BMO Capital Markets Corp. acts as principal, or as agent for both counterparties in a transaction in which BMO Capital Markets Corp. does not act as principal. BMO Capital Markets Corp. may receive compensation in the form of discounts and commissions, including from both counterparties in some cases. Other affiliates of Bank of Montreal may also engage in transactions of this kind and may use this prospectus supplement for this purpose.

The aggregate initial offering price specified on the cover of this prospectus supplement relates to the initial offering of new notes we may issue on and after the date of this prospectus supplement. This amount does not include notes that may be resold in market-making transactions. The latter includes notes that we may issue going forward as well as notes we have previously issued.

Bank of Montreal does not expect to receive any proceeds from market-making transactions. Bank of Montreal does not expect that BMO Capital Markets Corp. or any other affiliate that engages in these transactions will pay any proceeds from its market-making resales to Bank of Montreal.

Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

Unless Bank of Montreal or an agent informs you in your confirmation of sale that your note is being purchased in its original offering and sale, you may assume that you are purchasing your note in a market-making transaction.

In this prospectus supplement, the term “this offering” means the initial offering of the notes made in connection with their original issuance. This term does not refer to any subsequent resales of notes in market-making transactions.

The agent may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit reclaiming a selling concession from a syndicate member when the notes originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may stabilize, maintain or otherwise affect the market prices of the notes, which may be higher than they would otherwise be in the absence of such transactions. The agents are not required to engage in these activities, and may end any of these activities at any time.

In addition to offering notes through the agents as discussed above, other medium-term notes that have terms substantially similar to the terms of the notes offered by this prospectus supplement may in the future be offered, concurrently with the offering of the notes, on a continuing basis by Bank of Montreal. Any such notes sold pursuant to the distribution agreement or sold by Bank of Montreal directly to investors would reduce the aggregate amount of notes which may be offered by this prospectus supplement.

Conflicts of Interest

BMO Capital Markets Corp., is an affiliate of Bank of Montreal and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121, as administered by the Financial Industry Regulatory Authority, or FINRA. Consequently, this offering is being conducted in compliance with the applicable provisions of Rule 5121. In general, under that rule, no qualified independent underwriter is expected to be required. BMO Capital Markets Corp. is not permitted to sell notes in this offering to accounts over which it exercises discretionary authority without the prior specific written approval of the account holder.

Selling Restrictions Outside the United States

Bank of Montreal has taken no action that would permit a public offering of the notes or possession or distribution of this prospectus supplement or the accompanying prospectus or any other offering material in any jurisdiction outside the United States where action for that purpose is required. Accordingly, the agent has agreed, and each other agent will be required to agree, that:

•

it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers or sells notes or possesses or distributes this prospectus supplement or the accompanying prospectus or any other offering material and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales and Bank of Montreal shall have no responsibility in relation to this; and

•

it will not offer or sell any notes purchased by it, directly or indirectly, in Canada or to any resident of Canada without the consent of Bank of Montreal, and further agrees that it will include a comparable provision in any sub-underwriting, banking group or selling group agreement or similar arrangement with respect to any notes that may be entered into by such agent.

With regard to each note, the relevant purchaser will be required to comply with those restrictions that Bank of Montreal and the relevant purchaser shall agree and as shall be set out in the relevant pricing supplement.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

In addition to the documents specified in the accompanying prospectus under “Incorporation of Certain Information by Reference,” the following documents will be filed with the Securities and Exchange Commission and incorporated by reference as part of the registration statement to which this prospectus supplement relates (the “Registration Statement”): (i) the Distribution Agreement, dated September 23, 2018, between us and the agent, (ii) the Calculation Agency Agreement, dated as of September 23, 2018, between us and BMO Capital Markets Corp., and (iii) the Exchange Rate Agency Agreement, dated as of September 23, 2018, between us and BMO Capital Markets Corp. Such documents will not be incorporated by reference into this prospectus supplement or the accompanying prospectus. Additional exhibits to the Registration Statement to which this prospectus supplement relates may be subsequently filed in reports on Form 40-F or on Form 6-K that specifically state that those materials are incorporated by reference as exhibits in Part II of the Registration Statement.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus supplement, the accompanying prospectus, any additional applicable supplement or any free writing prospectus that we have authorized, and, if given or made, such information or representation must not be relied upon as having been authorized by Bank of Montreal or the agent. This prospectus supplement, the accompanying prospectus, any additional applicable supplement and any free writing prospectus that we authorize do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in the relevant pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this prospectus supplement, the accompanying prospectus, any additional applicable supplement and any free writing prospectus that we authorize at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.

US$25,000,000,000

Senior Medium-Term Notes, Series E

September 23, 2018